Exhibit 10.24*

CONFORMED COPY, through:
Omnibus Amendment, dated as of December 14, 2020;
Amendment No. 2, dated as of December 29, 2020;
Amendment No. 3, dated as of April 30, 2021;
Amendment No. 4., dated as of September 10, 2021;
Amendment No. 5, dated as of July 7, 2022;
Amendment No. 6, dated as of October 13, 2022; and
Amendment No. 7, dated as of May 25, 2023

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT
between
BANK OF MONTREAL,
as Buyer
and
UNITED WHOLESALE MORTGAGE, LLC,
as Seller
Dated as of July 24, 2020

* Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

TABLE OF CONTENTS
Page(s)
i

Section 38. Effect of Benchmark Transition Event	73
Section 39. General Interpretive Principles	74
ii

SCHEDULE 1-A    REPRESENTATIONS AND WARRANTIES RE: MORTGAGE LOANS
SCHEDULE 1-B    REPRESENTATIONS AND WARRANTIES RE: POOLED MORTGAGE LOANS
SCHEDULE 2    AUTHORIZED REPRESENTATIVES
SCHEDULE 3    INDEBTEDNESS OF SELLER

EXHIBIT A    CONSTRUCTION TO PERMANENT LOAN DATA AND REQUIRED DOCUMENTS
EXHIBIT B    [RESERVED]
EXHIBIT C    EVIDENCE OF BUYER LISTED AS LOSS PAYEE OF FIDELITY INSURANCE POLICY, ERRORS AND OMISSIONS INSURANCE POLICY, AND PROFESSIONAL LIABILITY INSURANCE POLICY
EXHIBIT D    FORM OF SECTION 8 CERTIFICATE
EXHIBIT E    ASSET SCHEDULE FIELDS
EXHIBIT F    FORM OF POWER OF ATTORNEY
EXHIBIT G    FORM OF OFFICER’S COMPLIANCE CERTIFICATE
EXHIBIT H    FORM OF SECURITY RELEASE CERTIFICATION

iii

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT
This is a MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT, dated as of July 24, 2020, between UNITED WHOLESALE MORTGAGE, LLC (formerly known as United Shore Financial Services, LLC), a Michigan limited liability company (“Seller”), and BANK OF MONTREAL, a Canadian Chartered bank acting through its Chicago Branch (“Buyer”).
Section 1.Applicability; Transaction Overview. Buyer shall, with respect to the Committed Amount, and may agree to, with respect to the Uncommitted Amount, from time to time, upon the terms and conditions set forth herein, enter into transactions in which Seller agrees to transfer to Buyer Mortgage Loans and all right, title and interest (including the Servicing Rights (as hereinafter defined)) in and to the Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans against the transfer of funds by Seller. Each such transaction involving the transfer of Mortgage Loans shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder. This Agreement is only a commitment by Buyer to engage in the Transactions with respect to the Committed Amount, and sets forth the requirements under which Buyer would consider entering into Transactions set forth herein with respect to the Uncommitted Amount.
Section 2.Definitions. As used herein, the following terms shall have the following meanings.
“Accelerated Repurchase Date” shall have the meaning set forth in Section 16(a)(i) hereof.
“Acceptable State” shall mean any state acceptable pursuant to the Underwriting Guidelines in which Seller is licensed to originate Mortgage Loans.
“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans (a) of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, (b) serviced in accordance with Fannie Mae, Freddie Mac, or Government Agency servicing practices and procedures, as applicable, (c) in accordance with the terms of the related Mortgage Note and Mortgage, and (d) in accordance with applicable law and regulations, including the servicing standards promulgated by the Consumer Financial Protection Bureau.
“Adjusted Tangible Net Worth” shall mean, for any Person, Net Worth of such Person plus Subordinated Debt (if approved for purposes of this calculation by Buyer in its good faith and reasonable discretion), minus all intangible assets, goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, deferred expenses, prepaid expenses, prepaid assets, receivables from shareholders, Affiliates or employees, any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP and any other assets that Buyer deems, at any time, in its good faith and commercially reasonable discretion, as intangible assets or overstated assets. For the avoidance of doubt, Buyer may deem, in its good faith and commercially reasonable discretion, any asset as intangible or overstated at any time after the delivery of the most recent Officer’s Compliance Certificate. Buyer agrees to use reasonable efforts to notify Seller of assets deemed by Buyer to be intangible or materially overstated. For purposes of this calculation, mortgage Servicing Rights are not, and will not be, deemed by Buyer to be intangible assets.

“Affiliate” shall mean, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. For purposes of this Agreement, the term “Affiliate” shall not include First Look Appraisals, LLC and Class Valuation LLC.
“Agency” shall mean Freddie Mac, Fannie Mae or Ginnie Mae, as applicable.
“Agency Approvals” shall have the meaning set forth in Section 13(ff) hereof.
“Agency Eligible Mortgage Loan” shall mean a Mortgage Loan that is in compliance with the eligibility requirements for swap or purchase by an Agency, under the applicable Agency guidelines and/or Agency Program.
“Agency Program” shall mean the specific mortgage backed securities swap program under the applicable Agency guidelines or as otherwise approved by an Agency pursuant to which the Agency Security is to be issued.
“Agency-Required eNote Legend” shall mean the legend or paragraph required by Fannie Mae or Freddie Mac, as applicable, to be set forth in the text of an eNote, which includes the provisions set forth on Annex 19 to the Custodial and Disbursement Agreement, as may be amended from time to time by Fannie Mae or Freddie Mac, as applicable.
“Agency Security” shall mean a mortgage-backed security issued by an Agency.
“Aggregate Facility Repurchase Price” shall mean, as of any date of determination, the sum of the Repurchase Prices (excluding from the definition of Repurchase Price any amounts calculated pursuant to clause (B) of such definition) of all Purchased Mortgage Loans.
“Agreement” shall mean this Master Repurchase Agreement and Securities Contract between Buyer and Seller, dated as of the date hereof as the same may be amended, restated, supplemented or otherwise modified as agreed between the parties and in accordance with the terms hereof.
“Anti-Corruption Laws” shall have the meaning set forth in Section 13(cc) hereof.
“Anti-Money Laundering Laws” shall have the meaning set forth in Section 13(aa) hereof.
“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.
“Asset Schedule” shall mean with respect to any Transaction as of any date, an asset schedule in the form of a computer tape or other electronic medium (including an Excel spreadsheet) generated by Seller and delivered to Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit E attached hereto) relating to the Purchased Mortgage Loans in a format reasonably acceptable to Buyer.
“Asset Value” means (a) with respect to a Jumbo Mortgage Loan, a Scratch & Dent Mortgage Loan or a Construction to Permanent Mortgage Loan, as of any date of determination, an amount equal to the product of (i) the Purchase Price Percentage for the applicable Purchased Mortgage Loan and (ii) the lesser of (x) the outstanding principal balance of such Purchased Mortgage Loan, and (y) the Market Value of such Purchased Mortgage Loan; and (b) with respect to any Purchased Mortgage Loan that is a Government Mortgage Loan, as of any date of determination, an amount equal to the lesser of (i) the outstanding principal balance of such Purchased Mortgage Loan, or (ii) the product of (x) the Purchase Price Percentage for the applicable Purchased Mortgage Loan, and (y) the Market Value of such Purchased Mortgage Loan. Without limiting the generality of the foregoing, Seller acknowledges that the Asset Value of a Purchased Mortgage Loan may be reduced to zero by Buyer if:
(i)such Purchased Mortgage Loan is a Wet-Ink Mortgage Loan, for which the proceeds of such Purchased Mortgage Loan were wired to a Closing Agent with respect to which Buyer has notified the Seller at any time prior to the related Transaction that such Closing Agent is not satisfactory;
(ii)a Purchased Mortgage Loan Issue has occurred and such Purchased Mortgage Loan has not been repurchased by Seller;
(iii)the related Mortgage File has been released from the possession of the Custodian under the Custodial and Disbursement Agreement for a period in excess of the time permitted therefor under the Custodial and Disbursement Agreement;
(iv)such Purchased Mortgage Loan has been subject to a Transaction hereunder for a period of greater than the Maximum Transaction Duration identified on the Pricing Side Letter for such Purchased Mortgage Loan;
(v)Buyer has determined in its good faith discretion that such Purchased Mortgage Loan is not eligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry;
(vi)such Purchased Mortgage Loan is a Wet-Ink Mortgage Loan for which the Mortgage File has not been delivered to the Custodian on or prior to the Wet-Ink Mortgage Loan Document Receipt Date;
(vii)when the Purchase Price for such Purchased Mortgage Loan is added to the Purchase Price for all Purchased Mortgage Loans, the aggregate Purchase Price of any loan type exceeds the applicable Concentration Limit;
(viii)when the Purchase Price of such Mortgage Loan is added to other Purchased Mortgage Loans, the aggregate Purchase Price of all Mortgage Loans exceeds the Maximum Aggregate Purchase Price; or
(ix)with respect to a Construction to Permanent Construction Mortgage Loan, any payment required under such Mortgage Loan is delinquent.
“Assignment and Acceptance” shall have the meaning set forth in Section 21(a) hereof.
“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage.
“Authoritative Copy” shall mean with respect to an eNote, the unique copy of such eNote that is within the Control of the Controller.
“Authorized Representative” shall mean, for the purposes of this Agreement only, an agent or Responsible Officer of Seller and Buyer listed on Schedule 2 hereto, as such Schedule 2 may be amended from time to time.

“Bailee Letter” shall mean a bailee letter substantially in the form prescribed by the Custodial and Disbursement Agreement or otherwise approved in writing by Buyer.
“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.
“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate that has been selected by Buyer, in good faith and in a commercially reasonable manner, giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Term SOFR for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of Term SOFR with an Unadjusted Benchmark Replacement for each applicable Price Differential Collection Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer, in good faith and in a commercially reasonable manner, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to timing and frequency of determining rates and making payments of Price Differential, prepayment provisions, and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to Term SOFR:
(a)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of the date of the public statement or publication of information referenced therein and (b) the date on which the Term SOFR Administrator permanently or indefinitely ceases to provide Term SOFR; or
(b)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to Term SOFR:

(1)    a public statement or publication of information by or on behalf of the Term SOFR Administrator announcing that such administrator has ceased or will cease to provide Term SOFR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR;
(2)    a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the Term SOFR Administrator, a resolution authority with jurisdiction over the Term SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the Term SOFR Administrator, which states that the Term SOFR Administrator has ceased or will cease to provide Term SOFR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR; or
(3)    a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator announcing that Term SOFR is no longer representative.
“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by notice to Seller.
“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR and solely to the extent that Term SOFR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced Term SOFR for all purposes hereunder in accordance with this Agreement and (y) ending at the time that a Benchmark Replacement has replaced Term SOFR for all purposes hereunder pursuant to this Agreement.
“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
“Builder Acceptance Package Fee” shall have the meaning set forth in the Pricing Side Letter.
“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of Michigan or the State of New York or (iii) any day on which the U.S. Federal Reserve System is closed.
“Buyer” shall mean Bank of Montreal, its successors in interest and assigns, and with respect to Section 8, its participants.
“Capital Lease” shall mean, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.
“Capital Lease Obligations” shall mean, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalents” shall mean (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Buyer or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $[***] and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $[***] and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.
“Change in Control” shall mean:
(a)any transaction or event as a result of which any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“1934 Act”)), other than Permitted Holders, is or becomes the beneficial owner directly or indirectly, of more than [***]% of the total voting power of [***], and thereafter, the Permitted Holders are the beneficial owners, directly or indirectly, of less than [***]% of the total voting power of [***]; or
(b)any transaction or event as a result of which [***] ceases to serve as the manager, directly or indirectly, of Seller;
(c)the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action permitted under this Agreement or taken in connection with any securitization transaction or routine sales of Mortgage Loans and Servicing Rights); or
(d) the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization, if more than [***]% of the combined voting power or equity interests of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equity holders of the Seller immediately prior to such merger, consolidation or other reorganization.
For purposes of this definition, “Permitted Holders” shall mean (i) [***], (ii) any of the stockholders of [***], (iii) any beneficiary of any such stockholder to the extent that such stockholder is a trust, and (iv) any other trust or entity to the extent that any person described in clauses (i) – (iii) beneficially owns or controls such trust or entity.

For purposes of this definition, “beneficially owns” or “beneficial ownership” shall be determined pursuant to Rule 13d-3 under the 1934 Act.
    “Closing Agent” shall mean, with respect to any Wet-Ink Transaction, an entity reasonably satisfactory to Buyer (which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated) to which the proceeds of such Wet-Ink Transaction are to be wired pursuant to the instructions of Seller. Unless Buyer notifies Seller (electronically or in writing) that a Closing Agent is unsatisfactory at least two (2) Business Days prior to the related Purchase Date, each Closing Agent utilized by Seller shall be deemed satisfactory.
“Closing Date” shall mean July 24, 2020.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Committed Mortgage Loan” means a Purchased Mortgage Loan which is the subject of a Take-out Commitment with a Take-out Investor.
“Concentration Limit” shall have the meaning set forth in the Pricing Side Letter.
“Confidential Information” shall have the meaning set forth in Section 32(a) hereof.
“Construction to Permanent Loan Data and Required Documents” shall mean the Construction to Permanent Loan Data and Required Documents listed on Exhibit A hereto. The loan data and required documents may be updated and changed from time to time by written notice to Seller at Buyer’s sole reasonable discretion.
“Construction to Permanent Mortgage Loan” shall mean a “single close” Mortgage Loan where the Mortgagor may make draws during the period of the construction and, upon completion of the construction period, such Mortgage Loan modifies and automatically converts into a permanent Mortgage Loan.
“Construction to Permanent Mortgage Loan Services Agent” shall mean each of (i) Altisource Holdings, LLC and its permitted successors under the Construction to Permanent Mortgage Loan Services Agreement, or (ii) such other services agent as may be mutually agreed to by Buyer and Seller, or following the occurrence and continuation of an Event of Default by Seller, by Buyer in its sole discretion.
“Construction to Permanent Mortgage Loan Services Agreement” shall mean that certain Statement of Work - Risk Mitigation Services - Residential Construction and Renovation Projects, dated as of January 11, 2023, between the Seller and the Construction to Permanent Mortgage Loan Services Agent, as the same may be amended, restated or otherwise modified from time to time.
“Construction to Permanent Mortgage Loan Services Agreement Side Letter” shall mean the Side Letter, dated as of May 25, 2023, among Seller, Buyer and the Construction to Permanent Mortgage Loan Services Agent, as the same may be amended, restated or otherwise modified from time to time.
“Construction to Permanent Mortgage Loan Funding Fee” shall have the meaning set forth in the Pricing Side Letter.

“Construction to Permanent Program” shall mean the written program of Seller detailing its construction to permanent lending program, including but not limited to underwriting standards, draw processes and procedures, and property inspection and appraisal processes and procedures.
“Contractual Obligations” shall mean, as to any Person, any material provision of any security (whether in the nature of stock or other equity interests, or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Facility Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.
“Control” shall mean with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.
“Control Failure” shall mean with respect to an eNote, (i) if the Controller status of the eNote shall not have been transferred to Buyer, (ii) Buyer shall otherwise not be designated as the Controller of such eNote in the MERS eRegistry, (iii) if the eVault shall have released the Authoritative Copy of an eNote in contravention of the requirements of the Custodial and Disbursement Agreement, or (iv) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custodial and Disbursement Agreement.
“Controller” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “controller” of such eNote within the meaning of UETA or E-SIGN, as applicable.
“Correspondent Mortgage Loan” means a Mortgage Loan which is (i) originated by a Correspondent Seller and underwritten by Seller in accordance with the Underwriting Guidelines and (ii) acquired by the Seller from a Correspondent Seller in the ordinary course of business, for sale to the Buyer pursuant to this Agreement.
“Correspondent Seller” means a mortgage loan originator that sells Mortgage Loans originated by it to Seller as a “correspondent” client.
“Costs” shall have the meaning set forth in Section 17(a) hereof.
“Custodial and Disbursement Agreement” shall mean, that certain Amended and Restated Custodial and Disbursement Agreement dated as of April 30, 2021, among Seller, Buyer, Custodian and Disbursement Agent, as may be amended from time to time as agreed between the parties.
“Custodian” shall mean Deutsche Bank National Trust Company, and any successor thereto under the Custodial and Disbursement Agreement.
“Cut-off Date” means, with respect to Pooled Mortgage Loans, the first calendar day of the month in which the related Settlement Date is to occur.
“Cut-off Date Principal Balance” means, with respect to Pooled Mortgage Loans, the outstanding principal balance of such Pooled Mortgage Loans on the Cut-off Date after giving effect to payments of principal and interest due on or prior to the Cut-off Date whether or not such payments are received.
“DE Compare Ratio” means the Two Year FHA Direct Endorsement Lender Compare Ratio, excluding streamline FHA refinancings, as made publicly available by HUD.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Party” shall have the meaning set forth in Section 31(b) hereof.
“Delegatee” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.
“Disbursement Agent” shall mean, initially, Deutsche Bank National Trust Company, and any successor thereto under the Custodial and Disbursement Agreement, and following the delivery of a Disbursement Agent Termination Notice (as defined in the Custodial and Disbursement Agreement), BMO Harris Bank, N.A.
“Dollars” and “$” shall mean lawful money of the United States of America.
“DU” shall mean the Fannie Mae automated underwriting system, DU or Desktop Underwriter.
“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.
“Due Diligence Documents” shall have the meaning set forth in Section 20 hereof.
“Early Opt-in Election” shall mean the occurrence of:
(1)    a determination by Buyer that at least three currently outstanding U.S. dollar- denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the Term SOFR, a new benchmark interest rate (excluding, for the avoidance of doubt, the LIBOR Rate) to replace Term SOFR, and
(2)    the election by Buyer to declare that an Early Opt-in Election has occurred and the provision by Buyer of written notice of such election to Seller.
“eCommerce Laws” shall mean ESIGN, UETA, any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.
“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.
“Electronic Agent” shall mean MERSCORP Holdings, Inc., or its successor in interest or assigns.
“Electronic Record” shall mean with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage File electronically created and that are stored in an electronic format, if any.

“Electronic Tracking Agreement” shall mean an Electronic Tracking Agreement that is entered into among Buyer, Seller, MERS and MERSCORP Holdings, Inc., to the extent applicable as the same may be amended, restated, supplemented or otherwise modified from time to time as agreed between the parties.
“Eligible Mortgage Loan” shall mean a Mortgage Loan which:
(a)has been approved by Buyer in its sole and absolute discretion on the related Purchase Date; and
(b)complies with the representations and warranties set forth on Schedule 1-A.
(c)with respect to each Pooled Mortgage Loan, complies with the representations and warranties set forth on Schedule 1-B.
“eMortgage Loan” shall mean a Mortgage Loan, other than a FHA Loan, VA Loan or USDA Mortgage Loan, with respect to which there is an eNote and as to which some or all of the other documents comprising the related Mortgage File may be created electronically and not by traditional paper documentation with a pen and ink signature.
“eNote” shall mean, with respect to any eMortgage Loan, the electronically created Mortgage Note that is stored in an eVault and that is a Transferable Record.
“eNote Replacement Failure” shall mean with respect to an eNote, if Custodian shall not have complied with the requirements of Section 4(d)(ii) of the Custodial and Disbursement Agreement.
“Environmental Issue” shall mean any material environmental issue with respect to any Mortgaged Property, as determined by Buyer in its good faith discretion, including without limitation, the violation of any Environmental Laws.
“Environmental Laws” shall mean all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any Person, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which the Seller is a member.
“Errors and Omissions Insurance Policy” means an errors and omissions insurance policy to be maintained by the Seller.
“Escrow Payments” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“ESIGN” shall mean the Electronic Signature In Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001-31), as the same may be supplemented, amended, recodified or replaced from time to time.
“eVault” shall mean an electronic repository established and maintained by an eVault Provider for delivery and storage of eNotes.
“eVault Provider” shall mean Document Systems, Inc. d/b/a DocMagic, or its successor in interest or assigns, or such other entity agreed upon by Seller, Custodian and Buyer.
“Event of Default” shall have the meaning set forth in Section 15 hereof.
“Event of ERISA Termination” shall mean (i) with respect to any Plan, a Reportable Event, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate thereof to terminate any Plan, or (v)  the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA or (vi) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vii) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (viii) the receipt by Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vii) has been taken by the PBGC with respect to such Multiemployer Plan, or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (ix) the imposition of any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate thereof or (x) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430 (k) of the Code with respect to any Plan.
“Exception Report” shall have the meaning set forth in the Custodial and Disbursement Agreement.
“Excluded Taxes” shall have the meaning set forth in Section 8(e) hereof.
“Executive Order” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079).
“Facility Documents” shall mean this Agreement, the Pricing Side Letter, the Custodial and Disbursement Agreement, any Electronic Tracking Agreement, the Reserve Account Control Agreement, the Joint Securities Agreement, the Intercreditor Agreement, the Construction to Permanent Mortgage Loan Services Agreement Side Letter, each Servicing Agreement, each Servicer Side Letter, each Power of Attorney and any and all other documents and agreements executed and delivered by Seller in connection with this Agreement or any Transactions hereunder, as the same may be amended, restated or otherwise modified from time to time as agreed between the parties.

“Fannie Mae” shall mean the Federal National Mortgage Association or any successor thereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto, and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.
“FHA Approved Mortgagee” means a corporation or institution approved as a mortgagee by the FHA under the National Housing Act, as amended from time to time, and applicable FHA Regulations, and eligible to own and service mortgage loans such as the FHA Loans.
“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.
“FHA Mortgage Insurance” means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.
“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.
“FHA Regulations” means the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.
“FICO” shall mean Fair Isaac & Co., or any successor thereto.
“Fidelity Insurance Policy” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud.
“Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation or any successor thereto.
“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.
“GAAS” shall mean generally accepted auditing standards in the United States of America.

“Ginnie Mae” means the Government National Mortgage Association and any successor thereto.
“GLB Act” shall have the meaning set forth in Section 32(b) hereof.
“Government Agency” shall mean Ginnie Mae, Fannie Mae, Freddie Mac, USDA, FHA, VA or other Governmental Authority governing such Government Mortgage Loan.
“Government Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria of Ginnie Mae, Fannie Mae, Freddie Mac, USDA, FHA, VA or other Government Agency for purchase of Mortgage Loans.
“Governmental Authority” shall mean the United States, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Gross Margin” shall mean, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.
“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Haircut Amount” shall mean, with respect to an Eligible Mortgage Loan proposed for a Transaction hereunder, the difference, if any, between (a) with respect to (i) a Wet-Ink Mortgage Loan, the amount required to be sent to the Closing Agent and (ii) a Mortgage Loan other than a Wet-Ink Mortgage Loan, the amount required by the related warehouse lender to release its security interest therein less (b) the related Purchase Price.
“Hash Value” shall mean with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with the MERS eRegistry.
“High Cost Mortgage Loan” shall mean a mortgage loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) a “high cost,” “high risk,” “high rate,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).
“HUD” shall mean the United States Department of Housing and Urban Development.

“Income” shall mean, with respect to any Purchased Mortgage Loan, without duplication, all principal and income or dividends or distributions or other amounts received with respect to such Purchased Mortgage Loan, including any insurance proceeds or interest payable thereon or any fees or payments of any kind, or other amounts received.
“Indebtedness” shall mean, with respect to any Person, at any time, and only to the extent outstanding at such time: (a) payment obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities (other than the sale of or issuance of debt securities which are Non-Recourse) or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) indebtedness which are payment obligations of others secured by a Lien on the Property of such Person, whether or not the respective obligations so secured has been assumed by such Person; (d) payment obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) payment obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) indebtedness which are payment obligations of others Guaranteed by such Person; (h) all payment obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) indebtedness which are obligations of general partnerships of which such Person is a general partner.
“Indemnified Party” shall have the meaning set forth in Section 17(a) hereof.
“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.
“Insolvency Event” shall mean, for any Person:
(a)that such Person or any Affiliate shall discontinue or abandon operation of its business; or
(b)that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or
(c)a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs; or
(d)the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e)that such Person or any Affiliate shall become insolvent; or
(f)such Person or any Affiliate, or any of their Subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c), (d) or (e).
“Intellectual Property” shall mean all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law.
Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement, dated as of May 23, 2019, by and among Credit Suisse First Boston Mortgage Capital LLC, UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, TIAA, FSB, formerly known as EverBank, Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC, LegacyTexas Bank (successor by merger to ViewPoint Bank, National Association), People’s United Bank, National Association, JPMorgan Chase Bank, National Association, Bank of America, N.A., Customers Bank, Sterling National Bank, Bank of Hope, Jefferies Funding LLC, Buyer and Seller, as may be amended, joined restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Interest Rate Adjustment Date” shall mean the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.
“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time.
“Joint Securities Agreement” shall mean that certain Second Amended and Restated Joint Securities Account Control Agreement, dated as of May 23, 2019, by and among Credit Suisse First Boston Mortgage Capital LLC, UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, TIAA, FSB, formerly known as EverBank, Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC, LegacyTexas Bank (successor by merger to ViewPoint Bank, National Association), People’s United Bank, National Association, JPMorgan Chase Bank, National Association, Bank of America, N.A., Customers Bank, Sterling National Bank, Bank of Hope, Jefferies Funding LLC, Buyer, Seller the Securities Intermediary, as the same may be amended from time to time.
“Jumbo Mortgage Loan” shall mean a Mortgage Loan where the original outstanding principal amount of such Mortgage Loan exceeds the eligibility limits for purchases by Freddie Mac or Fannie Mae.
“LIBOR Rate” shall mean the offered rate per annum for one-month deposits of Dollars that appears on Bloomberg Screen US0001M Page, as of 11:00 A.M. (New York time) on any date of determination (rounded up to the nearest whole multiple of [***]%).
“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan Program Authority” shall mean, with respect to Government Mortgage Loans, the applicable Government Agency, or with respect to Jumbo Mortgage Loans, the applicable Take-out Investor.
“Location” shall mean with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.
“Manufactured Home” shall mean any dwelling unit built on a permanent chassis and attached to a permanent foundation system.
“Margin Call” shall have the meaning assigned thereto in Section 7(a) hereof.
“Margin Deficit” shall have the meaning assigned thereto in Section 7(a) hereof.
“Margin Payment” shall have the meaning assigned thereto in Section 7(a) hereof.
“Market Value” shall mean, as of any date of determination, for each Purchased Mortgage Loan, the whole-loan servicing released fair market value of such Purchased Mortgage Loan as may be reasonably determined by Buyer (or an Affiliate thereof) in its reasonable discretion (which determination may be performed on a daily basis, at Buyer’s discretion and may take into account such factors as Buyer deems reasonably appropriate).
“Master Securities Forward Transaction Agreement” means that certain Master Securities Forward Transaction Agreement, dated as of March 20, 2017, between BMO Capital Markets Corp. and Seller.
“Master Servicer” shall mean, with respect to an eNote, the party that is designated in the MERS eRegistry as the “Master Servicer”, and that in such capacity is authorized by the Controller to perform certain MERS® eRegistry transactions on behalf of the Controller.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, when taken as a whole, the Property, business, operations or condition of Seller (financial or otherwise), (b) a material impairment of the ability of Seller to perform its obligations under any of the Facility Documents to which it is a party and to avoid any Event of Default, (c) a material adverse effect upon the validity or enforceability of any of the Facility Documents, or (d) a material adverse effect upon the validity or enforceability of the rights and remedies of Buyer under any of the Facility Documents; in each case as determined by Buyer in its reasonable discretion.
“Maximum Aggregate Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.
“Maximum Transaction Duration” means the number of days that a Purchased Mortgage Loan can be subject to a Transaction as set forth in the Pricing Side Letter.
“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.
“MERS Designated Mortgage Loan” shall mean any Mortgage Loan registered with MERS on the MERS System.
“MERS eDelivery” shall mean the transmission system operated by the Electronic Agent that is used to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.
“MERS eRegistry” shall mean the electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee, Master Servicer, Subservicer (if any) and Location of the Authoritative Copy of registered eNotes.
“MERS System” shall mean the mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership.
“Minimum Margin Threshold” shall mean $[***].
“Minimum Price Differential Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“MOM Mortgage Loan” shall mean any Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.
“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Mortgage Loan.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successors thereto.
“Mortgage” shall mean each mortgage, or deed of trust, security agreement and fixture filing, deed to secure debt, or similar instrument creating and evidencing a first Lien on real property and other property and rights incidental thereto.
“Mortgage File” shall have the meaning set forth in the Custodial and Disbursement Agreement.
“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.
“Mortgage Interest Rate Cap” shall mean, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.
“Mortgage Loan” shall mean any Government Mortgage Loan, any Scratch and Dent Mortgage Loan, any Jumbo Mortgage Loan or any Construction to Permanent Mortgage Loan, which is a fixed or floating-rate, one-to-four-family residential loan evidenced by a Mortgage Note and secured by a Mortgage.
“Mortgage Note” shall mean the promissory note (including, with respect to an eMortgage Loan, the related eNote) or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.
“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagor” shall mean the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA as to which Seller or any ERISA Affiliate thereof has made contributions during the current year or the immediately preceding five (5) years or is required to make contributions or has any actual or potential liability.
“Negative Amortization” shall mean the portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.
“Net Income” shall mean, for any period and any Person, the net income of such Person for such period determined in accordance with GAAP.
“Net Operating Income” shall mean, with respect to any Person, such Person’s Net Income before income tax plus depreciation.
“Net Worth” shall mean, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).
“Non-Defaulting Party” shall have the meaning set forth in Section 31(b) hereof.
“Non-Excluded Taxes” shall mean Taxes other than, in the case of Buyer, (a) Taxes that are imposed on its overall net income (however denominated), franchise Taxes) and branch profits Taxes by the jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of Buyer having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Facility Documents (in which case such Taxes will be treated as Non-Excluded Taxes) and (b) any withholding Taxes imposed under FATCA.
“Non-Recourse” shall mean, with respect to any specified Person, Indebtedness that is specifically advanced to finance the acquisition of property or assets and secured only by property or assets to which such Indebtedness relates without recourse to such Person (other than subject to such customary carve-out matters for which such Person acts as a guarantor in connection with such Indebtedness, such as bad boy acts, fraud, misappropriation, breach of representation and warranty, misapplication, and environmental matters); provided that, notwithstanding the foregoing, if any Indebtedness that would be Non-Recourse Indebtedness but for the fact that such Indebtedness is made with recourse to other assets or to the Seller, then only the portion of such Indebtedness that is recourse to such other assets or to the Seller shall be deemed not to be Non-Recourse Indebtedness, and all other Indebtedness shall be deemed to be Non-Recourse Indebtedness.
“Obligations” shall mean any due and unpaid amounts owed by Seller to Buyer in connection with any or all Transactions hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other due and unpaid fees, or reasonable expenses which are payable to Buyer hereunder or arising under any of the Facility Documents.
“OFAC” shall have the meaning set forth in Section 13(bb) hereof.
“Officer’s Compliance Certificate” shall mean a certificate of a Responsible Officer of Seller in the form of Exhibit G hereto.
“Operating Account” shall mean the account established pursuant to Section 10(c) hereof.

“Other Taxes” shall have the meaning set forth in Section 8(b) hereof.
“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permits” shall mean, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof.)
“Plan” shall mean an employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code that is or was at any time during the current year or immediately preceding five (5) years established, maintained or contributed to by Seller or any ERISA Affiliate thereof or with respect to which Seller or any ERISA Affiliate thereof has any actual or potential liability.
“Pooled Mortgage Loan” means any (a) Mortgage Loan that is subject to a Transaction hereunder and is part of a pool of Mortgage Loans certified by the Custodian to an Agency for the purpose of being swapped for an Agency Security backed by such pool, in each case, in accordance with the terms of guidelines issued by such Agency and (b) any Agency Security to the extent received in exchange for, and backed by a pool of, Mortgage Loans subject to a Transaction hereunder.
“Pooling Documents” means each of the original schedules, forms and other documents (other than the Mortgage Note) required to be delivered by or on behalf of Seller with respect to a Pooled Mortgage Loan to an Agency and/or Buyer and/or Custodian, as further described in the Custodial and Disbursement Agreement.
“Post-Default Rate” shall have the meaning assigned thereto in the Pricing Side Letter.
“Power of Attorney” shall mean a power of attorney in the form of Exhibit F hereto delivered by Seller.
“Price Differential” shall mean, with respect to any Purchased Mortgage Loan as of any date of determination, the aggregate amount obtained by daily application of the applicable Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) for the related Purchased Mortgage Loan to the Purchase Price for such Purchased Mortgage Loan on a 360 day per year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date for such Purchased Mortgage Loan and ending on (but excluding) the Repurchase Date for such Purchased Mortgage Loan (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer with respect to such Purchased Mortgage Loan).
“Price Differential Collection Period” shall mean, with respect to each Purchased Mortgage Loan and Price Differential Payment Date (except for the initial Price Differential Payment Date for such Purchased Mortgage Loan), the period that commences on the first (1st) day of the preceding month and ends on the last day of such month. The Price Differential Collection Period with respect to the initial Price Differential Payment Date for a Purchased

Mortgage Loan shall be the period that commences on the applicable Purchase Date and ends on the last day of such month.
“Price Differential Payment Date” shall mean (i) the fifth (5th) calendar day of the month, or the next succeeding Business Day, if such calendar day shall not be a Business Day and (ii) the Termination Date.
“Pricing Rate” shall have the meaning assigned thereto in the Pricing Side Letter.
“Pricing Side Letter” shall mean that certain amended and restated letter agreement between Buyer and Seller, dated as of December 29, 2020, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Professional Liability Insurance Policy” shall mean a professional liability insurance policy to be maintained by the Seller.
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“Purchase Date” shall mean the date on which Purchased Mortgage Loans are transferred by Seller to Buyer or its designee. The “Purchase Date” shall include, with respect to Construction to Permanent Mortgage Loans, any Purchase Price Increase Date.
“Purchase Price” means, with respect to each Purchased Mortgage Loan, the price at which such Purchased Mortgage Loan is transferred by Seller to Buyer, which shall equal:
(a) on the Purchase Date, the Asset Value of such Purchased Mortgage Loan as of the Purchase Date;
(b) on any day after the related Purchase Date, the amount determined under the immediately preceding clause (a) decreased by the amount of any cash previously transferred by the Seller to Buyer and applied to reduce the Purchase Price of such Purchased Mortgage Loan. The Purchase Price with respect to a Construction to Permanent Mortgage Loan may be increased pursuant to a Purchase Price Increase.
“Purchase Price Increase” shall have the meaning set forth in Section 3(c)(vi).
“Purchase Price Increase Date” shall have the meaning set forth in Section 3(c)(vi).
“Purchase Price Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.
“Purchased Mortgage Loan Issue” shall mean, with respect to any Purchased Mortgage Loan as determined in Buyer’s good faith and commercially reasonable discretion, (i) the related Mortgage Note, Mortgage or related guarantee, if any, are determined to be unenforceable; (ii) there has occurred and is continuing a Representation Issue; (iii) the underlying Mortgaged Property is found to have an Environmental Issue, for which Seller or the related Mortgagor does not promptly set up an escrowed reserve in an amount reasonably acceptable to Buyer; (iv) federal, state or local law enforcement agencies have seized the underlying Mortgaged Property or (v) such Purchased Mortgage Loan is either in active forbearance or has been more than thirty (30) days contractually past due.
“Purchased Mortgage Loans” shall mean the collective reference to the Eligible Mortgage Loans that are purchased by Buyer and listed on the Asset Schedule attached to the related

Transaction Notice (as Appendix I or otherwise), including the related Mortgage Files for which the Custodian has been instructed to hold pursuant to the Custodial and Disbursement Agreement.
“Qualified Originator” shall mean an originator of Mortgage Loans which is reasonably acceptable under the Underwriting Guidelines.
“Rating Agency” shall mean, each of Fitch, Inc., Moody’s and S&P, as applicable.
“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other Person or entity with respect to a Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.
“Register” shall have the meaning set forth in Section 22(b) hereof.
“Regulations T, U and X” shall mean Regulations T, U and X” of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.
“Reporting Period” means the thirtieth (30th) calendar day after the end of each calendar month.
“Representation Issue” shall mean Buyer’s determination that there is a breach of a representation and warranty with respect to a Purchased Mortgage Loan (including a breach of any representation set forth on Schedule 1-A or Schedule 1-B hereof, as applicable), which breach materially and adversely affects the value of such Mortgage Loan or Buyer’s interest therein, as reasonably determined by Buyer in its sole discretion.
“Repurchase Assets” shall have the meaning provided in Section 9(a)(i) hereof.
“Repurchase Date” shall mean the earliest of (x) the Termination Date, (y) any date determined by application of the respective Maximum Transaction Duration, (z) the date on which Seller is to repurchase the Purchased Mortgage Loans subject to a Transaction from Buyer on a date requested pursuant to Section 3(e) or Section 4 hereof, including any date determined by application of the provisions of Sections 3 or 4 or 15 hereof.
“Repurchase Notice” shall have the meaning provided in Section 4(c) hereof.
“Repurchase Price” shall mean, with respect to any Purchased Mortgage Loan as of any date of determination, an amount equal to the applicable Purchase Price minus (A) any payments made by or on behalf of Seller in reduction of the outstanding Repurchase Price in each case before or as of such determination date with respect to such Purchased Mortgage Loan, plus (B) the sum of (i) any accrued and unpaid Price Differential, (ii) any increased costs, indemnification amounts, taxes and breakage fees allocable the repurchase of such Purchased Mortgage Loan, and (iii) any other amounts due and payable under this Agreement with respect to such Purchased Mortgage Loan, pursuant to the Pricing Side Letter.
“Required Insurance Policy” shall mean any Fidelity Insurance Policy, Errors and Omissions Insurance Policy, Professional Liability Insurance Policy or any other insurance policy that may be required by Buyer.
“Requirement of Law” shall mean with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Reserve Account” shall mean a segregated account established at Reserve Account Bank, in the name of Seller and subject to a Reserve Account Control Agreement with Buyer and for which Seller shall grant to Buyer any online access Seller has to such account.
“Reserve Account Bank” shall mean BMO Harris Bank N.A., and any successor thereto under the Reserve Account Control Agreement.
“Reserve Account Control Agreement” shall mean a springing account control agreement providing the Buyer with control over the Reserve Account upon the occurrence of an Event of Default.
“Reserve Account Threshold” shall have the meaning set forth in the Pricing Side Letter.
“Responsible Officer” (a) as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person, and (b) as to Seller, any manager or director or managing member.
“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.
“Sanctioned Country” shall have the meaning set forth in Section 13(bb) hereof.
“Sanctions” shall have the meaning set forth in Section 13(bb) hereof.
“Scratch and Dent Mortgage Loan” shall mean a first lien Mortgage Loan (i) originated by Seller in accordance with the criteria of a Government Mortgage Loan or Jumbo Mortgage Loan, as applicable, except such Mortgage Loan is not eligible for sale to the original Take-out Investor or has been subsequently repurchased from such original Take-out Investor, in each case, for reasons other than fraud or delinquent payment under such Mortgage Loan, (ii) is acceptable to Buyer in its sole discretion and (iii) which is not thirty (30) or more days delinquent.
“SDN List” shall have the meaning set forth in Section 13(bb) hereof.
“Section 4402” shall have the meaning set forth in Section 31 hereof.
“Section 8 Certificate” shall have the meaning set forth in Section 8(e)(ii) hereof.

“Securities Issuance Failure” shall mean the failure of a pool of Pooled Mortgage Loans to back the issuance of an Agency Security.
“Securities Intermediary” shall mean Deutsche Bank National Trust Company, or any successor thereto under the Joint Securities Agreement.
“Security Release Certification” shall have the meaning set forth in Section 3(b)(xx) hereof.
“Seller” shall mean United Wholesale Mortgage, LLC.
“Seller Employees” shall have the meaning set forth in Section 14(m) hereof.
“Servicer” shall mean (a) Cenlar, FSB or Nationstar Mortgage, LLC d/b/a Mr. Cooper or (b) any other third-party servicer or sub-servicer approved by Buyer in its reasonable discretion to service or sub-service Purchased Mortgage Loans.
“Servicer Side Letter” shall have the meaning set forth in Section 18(c) hereof.
“Servicer Termination Event” shall mean (i) the occurrence and continuance of an Event of Default hereunder or (ii) with respect to any Servicer (1) the occurrence and continuance of an event of default under the related Servicing Agreement, (2) such Servicer shall become the subject of an Insolvency Event, (3) such Servicer shall admit its inability to, or its intention not to, perform any of its obligations under the Facility Documents, or (4) the failure of such Servicer to perform its obligations under any of the Facility Documents to which it is a party or the related Servicing Agreement, including, without limitation, the failure of such Servicer to (A) remit funds in accordance with Section 5(a)(i) hereof, or (B) deliver reports when required, in each case which failure shall continue uncured by such Servicer for more than five (5) Business Days after receipt of notice of such failure by such Servicer.
“Servicing Agent” shall mean with respect to an eNote, the field entitled, “Servicing Agent” in the MERS eRegistry.
“Servicing Agreement” with respect to any Purchased Mortgage Loan serviced or sub-serviced by a Servicer, shall mean the servicing agreement entered into among such Servicer, Seller and any other related parties thereto, which form and substance has been approved by Buyer, as the same may be amended from time to time.
“Servicing Rights” shall mean rights of any Person to administer, manage, service or subservice, the Purchased Mortgage Loans or to possess related Records.
“Settlement Account” shall mean the following account
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“Settlement Date” means, with respect to Pooled Mortgage Loans subject to a Transaction, the date specified as the contractual delivery and settlement date in the related Take-out Commitment pursuant to which Buyer or its designee under the Joint Securities Account Control Agreement has the right to deliver Agency Securities to the Take-out Investor.
“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Subordinated Debt” means, for any Person, Indebtedness of such Person which is (a) unsecured, (b) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (c) the payment of the principal of and interest on such Indebtedness and other obligations of such Person in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of such Person to Buyer hereunder, in each case, on terms and conditions approved in writing by Buyer and all other terms and conditions of which are reasonably satisfactory in form and substance to Buyer.
“Subservicer Field” shall mean, with respect to an eNote, the field entitled “Subservicer” in the MERS eRegistry.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Take-out Commitment” shall mean a commitment of Seller to sell one or more Purchased Mortgage Loans to a Take-out Investor in an arms-length, all cash transaction and the corresponding Take-out Investor’s commitment back to Seller to effectuate the foregoing.
“Take-out Investor” shall mean (a) an Agency or (b) any Person (other than an Affiliate of Seller) that has entered into a Take-out Commitment; provided that to the extent Purchased Mortgage Loans are sent pursuant to a Bailee Letter with a third party bailee that is not a nationally known bank prior to purchase, such third party bailee must be approved by Buyer in its good faith and reasonable discretion.
“Taxes” shall have the meaning set forth in Section 8(a) hereof.
“Term SOFR” shall mean, with respect to any Transaction for any day, the Term SOFR Reference Rate for a one month tenor, as such rate is published by the Term SOFR Administrator for such day at 6:00 a.m. (New York City time); provided, however, that if as of 5:00 p.m. (New York City time) the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its sole discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Termination Date” shall have the meaning assigned thereto in the Pricing Side Letter.

“Transaction” shall have the meaning set forth in Section 1 hereof.
“Transaction Notice” shall mean a request from Seller to Buyer, which may be by electronic means (including e-mail), to enter into a Transaction.
“Transfer of Control” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.
“Transfer of Control and Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.
“Transfer of Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.
“Transfer of Servicing” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Master Servicer or Subservicer (if any) of such eNote.
“Transferable Record” shall mean an Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.
“Trust Receipt” shall have the meaning set forth in the Custodial and Disbursement Agreement.
“UETA” shall mean the official text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its annual conference on July 29, 1999.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unauthorized Servicing Modification” shall mean, with respect to an eNote, a Transfer of Location, a Transfer of Servicing or a change in any other information, status or data initiated by the Master Servicer, Subservicer (if any) or a Vendor of the Master Servicer or Subservicer (if any) with respect to such eNote on the MERS® eRegistry.
“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.
“Underwriting Guidelines” means the standards, procedures and guidelines of Seller for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of Seller, which have previously been provided and such other guidelines as are identified and approved in writing by Buyer (such approval not to be unreasonably delayed or denied).
“Underwriting Package” shall mean with respect to any proposed Purchased Mortgage Loan, the Asset Schedule listing such proposed Purchased Mortgage Loan and such other computer readable file or other information requested by Buyer during the course of its due diligence and delivered prior to the date of a Transaction for such proposed Purchased Mortgage Loan containing, with respect to the related proposed Purchased Mortgage Loan, information in form and substance acceptable to Buyer in its sole and reasonable discretion, together with a certification that Seller has no actual knowledge of any material information concerning such proposed Purchased Mortgage Loan which is not reflected in such file or otherwise disclosed to Buyer in writing.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.
“USDA” means the United States Department of Agriculture.
“USDA Mortgage Loan” means a Mortgage Loan that is guaranteed by the USDA’s Guaranteed Rural Housing Loan Program.
“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.
“VA Approved Lender” shall mean a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.
“VA Loan” shall mean a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate.
“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.
“Vendor” shall mean, with respect to an eNote, a party recognized by MERS as a “vendor” authorized to perform certain MERS eRegistry transactions on behalf of a MERS eRegistry participant.
“Wet-Ink Mortgage Loan Document Receipt Date” shall mean (a) the eleventh (11th) calendar day following the related Purchase Date with respect to a Wet-Ink Mortgage Loan that is not an eMortgage Loan and (b) the fifth (5th) Business Day following the related Purchase Date with respect to a Wet-Ink Mortgage Loan that is an eMortgage Loan.
“Wet-Ink Mortgage Loan” shall mean a Mortgage Loan originated by Seller in a transaction table-funded by Buyer, which origination or table funding is financed in part or in whole with proceeds of Transactions and as to which the Custodian has not yet received the related Mortgage File. A Mortgage Loan shall cease to be a Wet-Ink Mortgage Loan on the date on which Buyer has received a Trust Receipt and Exception Report from the Custodian with respect to such Mortgage Loan confirming that the Custodian has physical possession of the related Mortgage File (as defined in the Custodial and Disbursement Agreement) and that there are no Exceptions (as defined in the Custodial and Disbursement Agreement) with respect to such Mortgage Loan. No Mortgage Loan that is table-funded by Seller or any third party shall be eligible as a Wet-Ink Mortgage Loan under this Agreement.
“Wet-Ink Transaction” shall mean a Transaction in which a Wet-Ink Mortgage Loan is the Purchased Mortgage Loan. A Wet-Ink Transaction shall cease to be a Wet-Ink Transaction on the date that the underlying Wet-Ink Mortgage Loan ceases to be a Wet-Ink Mortgage Loan (in accordance with the definition thereof).
Section 3.The Transactions.
Prior to the occurrence of an Event of Default and subject to the terms and conditions set forth herein, Buyer shall, with respect to the Committed Amount, and may in its sole and absolute discretion, with respect to the Uncommitted Amount, from time to time, enter into Transactions with Seller in an aggregate principal amount that will not result in the Aggregate Facility Purchase Price for all Purchased Mortgage Loans subject to then outstanding Transactions under this Agreement, together with any Eligible Mortgage Loans that are being offered by Seller for purchase under such Transaction to exceed, as of any date determination, the Maximum Aggregate Purchase Price. Within the foregoing limits and subject to the terms and conditions set forth herein, Seller and Buyer may enter into Transactions. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall only have an obligation to enter into Transactions with an aggregate outstanding Purchase Price of up to the Committed Amount, and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount. Unless otherwise agreed to in writing between Buyer and Seller, all purchases of Eligible Mortgage Loans subject to outstanding Transactions at any time shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount. Buyer shall not have the right to terminate any Transactions with respect to the Uncommitted Amount after the Purchase Date until the related Repurchase Date.
(a)Conditions Precedent to Initial Transaction. Buyer’s agreement (if any) to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller any actual fees and reasonable expenses payable hereunder, and all of the following documents, each of which shall be satisfactory to Buyer and its counsel in form and substance:
(i)Facility Documents. The Facility Documents, duly executed by the parties thereto;
(ii)Opinions of Counsel. (A) A security interest creation and perfection, general corporate, Investment Company Act and enforceability opinion or opinions of outside counsel to Seller; (B) a Michigan law opinion of internal counsel to Seller; and (C) a Bankruptcy Code opinion of outside counsel to Seller with respect to matters outlined in Section 33, each of which shall be in a form acceptable to Buyer in its sole discretion;
(iii)Organizational Documents. A certificate of existence of Seller delivered to Buyer prior to the Effective Date and copies of the organizational documents of Seller and evidence of all corporate or other authority for Seller with respect to the execution, delivery and performance of the Facility Documents to which it is a party and each other document to be delivered by Seller from time to time in connection herewith;
(iv)Good Standing Certificates. A certified copy of a good standing certificate from the jurisdiction of organization of Seller, dated as of no earlier than the date that is fifteen (15) Business Days prior to the date hereof;
(v)Incumbency Certificates. An incumbency certificate of the manager, member, director or other similar officer of Seller certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Facility Documents to which it is a party;
(vi)Security Interest. Evidence that all other actions necessary to perfect and protect the sale, transfer, conveyance and assignment by Seller to Buyer or its designee, subject to the terms of this Agreement, of all of Seller’s right, title and interest it may have in and to the Purchased Mortgage Loans, the Repurchase Assets, and other items pledged under Section 9(a) together with all right, title and interest in and to the proceeds of any related Repurchase Assets have been taken, including in each case performing UCC searches and duly authorized and filing Uniform Commercial Code financing statements on Form UCC-1;
(vii)Insurance. Evidence that the Seller has added Buyer as an additional loss payee under the Seller’s Fidelity Insurance Policy and as a direct loss payee with right of action under the Errors and Omissions Insurance Policy or Professional Liability Insurance Policy, copies of which are attached hereto as Exhibit C;
(viii)Reserve Account. Evidence that the Reserve Account has been established, per the terms of this Agreement, and contains at least the Reserve Account Threshold; and
(ix)Other Documents. Such other readily available documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.
(b)Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in Section 3(a) hereof, and subject to the limitations set forth in the first paragraph of Section 3, Buyer shall, with respect to the Committed Amount, and may, with respect to the Uncommitted Amount, enter into a Transaction with Seller. Buyer’s entering into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:
(i)Due Diligence Review. Without limiting the generality of Section 20 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans, Seller and the Servicer;
(ii)No Default. No Default or Event of Default shall have occurred and be continuing under the Facility Documents;

(iii)Representations and Warranties; Eligible Mortgage Loans. Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in Section 13 hereof and on Schedule 1-A or Schedule 1-B hereto, as applicable, in respect of the related Purchased Mortgage Loan, shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(iv)Maximum Purchase Price. After giving effect to the requested Transaction, the Aggregate Facility Purchase Price subject to then outstanding Transactions under this Agreement shall not exceed the Maximum Aggregate Purchase Price;
(v)No Purchased Mortgage Loan Issue; No Margin Deficit. As of the related Purchase Date, (A) Seller shall not have failed to repurchase any Purchased Mortgage Loan pursuant to a repurchase request by Buyer pursuant to Section 4 hereof following the occurrence of a Purchased Mortgage Loan Issue with respect to such Purchased Mortgage Loan, and (B) no Margin Deficit shall have occurred and be continuing with respect to any Purchased Mortgage Loans. Additionally, after giving effect to the requested Transaction, no Purchased Mortgage Loan Issue or Margin Deficit shall have occurred or be continuing with respect to the related Purchased Mortgage Loans;
(vi)Transaction Notice. Seller shall have delivered to Buyer (a) a Transaction Notice and (b) an Asset Schedule;
(vii)Delivery of Mortgage File. Seller shall have delivered to the Custodian the Mortgage File with respect to each Mortgage Loan that is not a Wet-Ink Mortgage Loan and that is subject to the proposed Transaction, and the Custodian shall have issued a Trust Receipt showing no exceptions with respect to each such Mortgage Loan to Buyer as of the related Purchase Date all subject to and in accordance with the Custodial and Disbursement Agreement;
(viii)Construction to Permanent Mortgage Loan Services Agreement Side Letter. Prior to any Transaction with respect to a Construction to Permanent Mortgage Loan, Buyer shall have received a duly executed copy of the Construction to Permanent Mortgage Loan Services Agreement Side Letter.
(ix)Approval of Servicing Agreement. To the extent not previously delivered and approved, Buyer shall have, in its good faith and commercially reasonable discretion, approved each Servicing Agreement pursuant to which any Mortgage Loan that is subject to such Transaction is to be serviced during the term of such Transaction;
(x)Servicer Side Letter. To the extent the related Purchased Mortgage Loans are to be serviced or sub-serviced by a Servicer other than Seller, Buyer shall have received a Servicer Side Letter with respect to such Purchased Mortgage Loans;
(xi)Fees and Expenses. Buyer shall have received all actual fees and reasonable expenses due and payable to Buyer as of the related Purchase Date, including, but not limited to, all actual fees and reasonable expenses of outside counsel to Buyer and due diligence vendors as contemplated by Sections 17(b) and 20 which amounts, at Buyer’s option, may be withheld from the proceeds remitted by Buyer to Seller pursuant to any Transaction hereunder;
(xii)Requirements of Law. Buyer shall not have determined in good faith that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions hereunder;
(xiii)No Material Adverse Change. None of the following shall have occurred and be continuing:
(A)an event or events shall have occurred in the good faith and commercially reasonable determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or an event or events shall have occurred resulting in Buyer not being able to finance Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or
(B)an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by Mortgage Loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by Mortgage Loans at prices which would have been reasonable prior to such event or events; or
(C)there shall have occurred a material adverse change in the financial condition of Buyer which affects (or will affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement; or
(D)there shall have occurred (i) a material change in financial markets, a material outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (ii) a general suspension of trading on major stock exchanges; or (iii) a disruption in or moratorium on commercial banking activities or securities settlement services, in any case, having a material adverse effect on Seller’s ability to meet its financial obligations under this Agreement;
(xiv)Certification. Each Transaction Notice delivered by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 3(b) have been, or will be on the related Purchase Date, satisfied (both as of the date of such notice or request and as of Purchase Date);
(xv)Repurchase Date. The Repurchase Date for each Transaction shall not be later than the then current Termination Date;
(xvi)Reserve Account. Evidence that the Reserve Account contains at least the Reserve Account Threshold;
(xvii)Evidence of Ownership/Acquisition. Buyer shall have received evidence satisfactory to it that either (i) Seller owns the proposed Mortgage Loans prior to remittance of the Purchase Price by Buyer or that (ii) upon remittance of the Buyer’s Purchase Price to the third party that owns the proposed Mortgage Loans, the full acquisition price for such Mortgage Loans shall have been paid to such owner and that Seller will thereupon own the proposed Mortgage Loans;
(xviii)Correspondent Seller. With respect to each Correspondent Mortgage Loan, the related Correspondent Seller shall be approved by Buyer on or prior to the Purchase Date, and Seller shall not have received notice from Buyer that such Correspondent Seller is no longer approved;
(xix)Pooled Mortgage Loans. Prior to giving effect to any Transaction with respect to any Pooled Mortgage Loan, Buyer shall be added as a party to (i) the Intercreditor Agreement and (ii) the Joint Securities Account Control Agreement, in each case, duly executed and delivered by the parties thereto.
(xx)Other Documents. Subject to any confidentiality requirements, such other easily accessible documents as Buyer may reasonably request, consistent with market practices, in form and substance reasonably acceptable to Buyer.
(xxi)Security Release Certification. With respect to each Purchased Mortgage Loan that is subject to a security interest (including any precautionary security interest) immediately prior to the Purchase Date, Buyer shall have received a Security Release Certification substantially in form attached hereto as Exhibit H (a “Security Release Certification”) for such Purchased Mortgage Loan that is duly executed by the related secured party and Seller. If necessary, such secured party shall have filed UCC termination statements in respect of any UCC filings made in respect of such Purchased Mortgage Loan, and each such release and UCC termination statement has been delivered to Buyer prior to each Transaction and to the Custodian as part of the Mortgage File.
(c)Initiation (Transactions other than Wet-Ink Transactions).
(i)Unless otherwise agreed, Seller may request that Buyer enter into a Transaction with respect to any Eligible Mortgage Loans on any Business Day during the period from the Effective Date to and excluding the Termination Date, by delivering to Buyer an Asset Schedule and a Transaction Notice, with a copy to the Custodian, which Asset Schedule and Transaction notice must be received by Buyer prior to 2:00 p.m. (New York City time) on the requested Purchase Date, and delivery of such Transaction Notice shall be deemed a representation and warranty that Seller has no actual knowledge of any material information concerning such Eligible Mortgage Loan which is not reflected in such Asset Schedule or Transaction Notice or other information or otherwise disclosed to Buyer in writing. Buyer shall have the right to review the information set forth on the Transaction Notice and accompanying Asset Schedule, the Underwriting Package and the Eligible Mortgage Loans proposed to be subject to a Transaction as Buyer determines during normal business hours. In the event the Asset Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Seller describing such error and Seller shall correct the computer data, reformat or properly align the computer fields itself and resubmit the Asset Schedule as required herein.

(ii)Upon Seller’s request to enter into a Transaction pursuant to Section 3(c)(i) and assuming all conditions precedent set forth in this Section 3 have been met and provided that no Default or Event of Default shall have occurred and be continuing, on the requested Purchase Date, Buyer may, in its sole discretion purchase the Eligible Mortgage Loans included in the related Transaction Notice pursuant to the terms of this Agreement. In connection with entering into such Transaction, the Seller shall remit to Buyer or its designated agent the applicable Haircut Amount and Buyer shall send, or cause to be sent, the Purchase Price and Haircut Amount to the applicable warehouse lender as directed by Seller.
(iii)Each Transaction Notice together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby.
(iv)Subject to the terms and conditions of this Agreement, during such period Seller may sell to, repurchase from and resell to Buyer Eligible Mortgage Loans hereunder.
(v)Seller shall deliver to the Custodian, in accordance with the terms of the Custodial and Disbursement Agreement, the Mortgage File pertaining to each Mortgage Loan to be sold to Buyer hereunder on the requested Purchase Date. Upon Buyer’s receipt of the Trust Receipt in accordance with the Custodial and Disbursement Agreement and subject to the provisions of this Section 3, to the extent that Buyer agrees in its sole discretion to fund the related Purchase Price on the Purchase Date, such aggregate Purchase Price for the related Transaction shall then be made available to Seller by Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Prices in funds immediately available in accordance with Section 10(b).
(vi)With respect to a Construction to Permanent Mortgage Loan, in connection with the advance of any amounts by Seller to fund a draw by the related Mortgagor, Buyer may, in its sole discretion, upon written request by Seller, assuming all conditions precedent set forth in this Section 3 have been met, and provided no Event of Default shall have occurred and be continuing, agree to increase the Purchase Price with respect to the related Construction to Permanent Mortgage Loan in an amount equal to the product of (1) the Purchase Price Percentage times (2) the amount of the draw by the related Mortgagor (a “Purchase Price Increase”). Prior to the date that Buyer funds a Purchase Price Increase with respect to a Construction to Permanent Mortgage Loan (such date, a “Purchase Price Increase Date”), Seller shall hire an inspector acceptable to Buyer in its sole reasonable discretion to review and visit the related Mortgaged Property. Such inspector shall provide Buyer with an inspection report that supports the related Purchase Price Increase. On each Purchase Price Increase Date, Seller shall pay to Buyer the Construction to Permanent Mortgage Loan Funding Fee. With respect to any Purchase Price Increase Date, Seller shall request such Purchase Price Increase prior to 2:00 p.m. (New York City time). The Purchase Price Increase with respect to a Construction to Permanent Mortgage Loan shall be disbursed directly to either a settlement agent or the builder of the related Mortgaged Property, as Buyer shall determine in its sole reasonable discretion, pursuant to the Construction to Permanent Mortgage Loan Services Agreement.
(d)Initiation (Wet-Ink Transactions).

(i)Seller may request a Wet-Ink Transaction hereunder, on any Business Day during the period from the Effective Date to and excluding the Termination Date, by delivering to Buyer, with a copy to the Custodian, no more than four (4) transmissions, which transmissions shall attach a Transaction Notice and Asset Schedule with respect to the related Mortgage Loans; provided that following delivery of a Disbursement Agent Termination Notice (as defined in the Custodial and Disbursement Agreement), Seller may deliver more than four (4) transmissions. The latest transmission must be received by the Buyer no later than 4:30 p.m. (New York City time), on such Purchase Date. Such Transaction Notice shall specify the requested Purchase Date. In the event the Asset Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Seller describing such error and Seller shall correct the computer data, reformat or properly align the computer fields itself and resubmit the Asset Schedule as required herein.
(ii)Seller shall deliver (or cause to be delivered) and release to the Custodian the Mortgage File pertaining to such Wet-Ink Mortgage Loans on the next Business Day following receipt of such Mortgage File by Seller, but in any event no later than the Wet-Ink Mortgage Loan Document Receipt Date in accordance with the terms and conditions of the Custodial and Disbursement Agreement. On the applicable Purchase Date and on each Business Day following the applicable Purchase Date, no later than 5:00 p.m. (New York City time), pursuant to the Custodial and Disbursement Agreement, the Custodian shall deliver to Buyer a schedule listing each Wet-Ink Mortgage Loan with respect to which the complete Mortgage File has not been received by the Custodian (the “Wet-Aged Report”). Buyer may confirm that the information in the Wet-Aged Report is consistent with the information provided to the Buyer pursuant to Section 3(d)(i).
(iii)Upon the Seller’s request for a Transaction pursuant to Section 3(d)(i), the Buyer may, upon satisfaction of all conditions precedent set forth in Sections 3(a) and 3(b) hereof, and provided that no Default or Event of Default shall have occurred and be continuing, enter into a Transaction with Seller on the requested Purchase Date, in the amount so requested.
(iv)Upon notice from the Closing Agent to Seller that a Wet-Ink Mortgage Loan was not originated, such Wet-Ink Mortgage Loan shall be removed from the list of Eligible Mortgage Loans, and the Closing Agent shall return the funds via wire transfer directly to the Settlement Account of Buyer within twenty-four (24) hours. The Seller shall notify Buyer in writing if a Wet-Ink Mortgage Loan was not originated and has been removed from the list of Eligible Mortgage Loans. In connection with entering into such Transaction, the Seller shall remit to Buyer or its designated agent the applicable Haircut Amount and Buyer shall send, or cause to be sent, the Purchase Price and Haircut Amount to the Closing Agent as directed by Seller.
(e)eNotes. In addition to the requirements set forth in Sections 3(c) and (d) above, with respect to each eNote the Seller shall cause (in accordance with the terms of the Custodial and Disbursement Agreement), (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Buyer, (iii) the Location status of the related eNote to be transferred to Custodian, (iv) the Delegatee status of the related eNote to be transferred to Custodian, (v) the Master Servicer status of the related eNote to be transferred to Seller and (vi) the Subservicer status of the related eNote to be transferred to the related subservicer, if any, in each case using MERS eDelivery and the MERS eRegistry.
Section 4.Repurchases.
(a)Seller shall repurchase the related Purchased Mortgage Loans from Buyer without penalty or premium on each related Repurchase Date. On the Repurchase Date for any Transaction, termination of such Transaction will be effected by reassignment to Seller or its designee of the Purchased Mortgage Loans subject to such Transaction against the simultaneous transfer of the Repurchase Price (excluding the amounts identified in clause (B) of the definition of Repurchase Price, which, for the avoidance of doubt, shall be paid on the next succeeding Price Differential Payment Date) to the Settlement Account of Buyer. Buyer shall instruct the Custodian to release the Mortgage Files with respect to each repurchased Purchased Mortgage Loan to Seller or its designee at Seller’s expense on the related Repurchase Date.
(b)So long as no Default or Event of Default has occurred or is continuing, Seller may effect a repurchase in connection with the sale or disposition of Purchased Mortgage Loans to a Take-out Investor or other applicable buyer; provided that Seller shall not be permitted to repurchase any Purchased Mortgage Loan if the release of such Purchased Mortgage Loans would result in a Margin Deficit, unless such Margin Deficit is simultaneously cured by Seller in connection with such repurchase by Seller. If Seller intends to make such a repurchase, by no later than 5:00 p.m. (New York City time) on the desired Repurchase Date, Seller shall or shall cause the Take-out Investor or other applicable buyer to (i) provide Buyer with a purchase advice notice identifying the Purchased Mortgage Loan(s) being repurchased and the related take-out price(s), and (ii) make payment directly to the Settlement Account of Buyer in an amount equal to the aggregate net proceeds to be received by Seller in connection with the related sale. Buyer shall promptly apply such funds to the Repurchase Price of the related Mortgage Loans and shall promptly remit any excess to Seller; provided, that Buyer shall have no obligation to apply payments in the event that it is unable to identify the Purchased Mortgage Loans to which such payments correspond.
(c)Without limiting Buyer’s rights and remedies under Section 7 hereof or otherwise, if at any time there has occurred a Purchased Mortgage Loan Issue with respect to any Purchased Mortgage Loan, Buyer may, at its option, by notice to Seller (as such notice is more particularly set forth below, a “Repurchase Notice”), require Seller or its designee to repurchase such Purchased Mortgage Loan by remitting the related Repurchase Price (excluding the amounts identified in clause (B) of the definition of Repurchase Price, which, for the avoidance of doubt, shall be paid on the next succeeding Price Differential Payment Date) to the Settlement Account of Buyer as soon as is practicable but, in any case, not more than two (2) Business Days after Buyer has delivered such Repurchase Notice to Seller.
(d)Buyer’s election, in its sole and absolute discretion, not to send a Repurchase Notice at any time a Purchased Mortgage Loan is no longer an Eligible Mortgage Loan shall not in any way limit or impair its right to send a Repurchase Notice at a later time.
(e)The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Mortgage Loan shall not affect Buyer’s right to demand repurchase or any other remedy as permitted under this Agreement.

Section 5.Income Payments; Price Differential.
(a)Income Payments.
(i)If Income is paid in respect of any Purchased Mortgage Loans during the term of a Transaction, such Income shall be the property of Buyer. Upon the occurrence and during the continuance of an Event of Default, Seller shall, and shall cause Servicer to, deposit all Income into the account set forth in Section 10(a) hereof.
(ii)Notwithstanding any provision to the contrary in this Section 5, within two (2) Business Days of receipt by Seller or Servicer of any prepayment of principal in full, with respect to a Purchased Mortgage Loan, Seller shall or shall cause Servicer to remit such amount directly to the Settlement Account of Buyer and Buyer shall immediately apply any such amount received to reduce the amount of the Repurchase Price due upon termination of the related Transaction and shall promptly remit any excess to Seller; provided, that Buyer shall have no obligation to apply payments in the event that it is unable to identify the Purchased Mortgage Loans to which such payments correspond.
(iii)Notwithstanding the preceding provisions, if an Event of Default has occurred and is continuing, all funds received by Buyer pursuant to this Section 5 shall be applied to reduce the Obligations as determined by Buyer in its sole discretion; provided further, upon demand by Seller, Buyer will deliver reasonable detailed evidence of all such calculations and determinations to Seller.
(b)Price Differential.
(i)On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential for each Price Differential Collection Period shall be settled in cash on the following Price Differential Payment Date. Notwithstanding the foregoing, the payment of any Price Differential for any Price Differential Collection Period shall be at least equal to the Minimum Price Differential Amount. Two (2) Business Days prior to the Price Differential Payment Date, Buyer shall give Seller written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date. On the Price Differential Payment Date, Seller shall pay to Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts due from Seller under this Agreement or any other Facility Document), by wire transfer in immediately available funds to the account set forth in Section 10(a) hereof.
(ii)If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loans, Seller shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post-Default Rate until the Price Differential is received in full by Buyer. For the avoidance of doubt, Seller’s obligation to pay any Price Differential to Buyer shall not be deemed to be satisfied (and such Price Differential shall not deemed to be paid to Buyer) until the amount of such Price Differential is actually received by Buyer in the account of Buyer that is referenced in Section 10(a) of this Agreement (and not the Settlement Account or any other account); provided further, upon written request by Seller, Buyer will deliver reasonable detailed evidence of all such calculations and determinations to Seller.
Section 6.Requirements Of Law.
(a)If any Requirement of Law or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:
(i)shall subject Buyer to any Tax or increased Tax of any kind whatsoever with respect to this Agreement or any Transaction or change the basis of taxation of payments to Buyer in respect thereof;
(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of Term SOFR hereunder; or
(iii)shall impose upon Buyer any other material condition;
and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith and commercially reasonable manner as will compensate Buyer for such increased cost or reduced amount receivable, solely to the extent the terms referenced herein affect all of Buyer’s similarly situated counterparties and such amounts could not have been reasonably mitigated by Buyer.
(b)If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.
(c)If Buyer becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Seller shall be conclusive in the absence of manifest or demonstrable error.
Section 7.Margin Maintenance.
(a)If on any Business Day, the aggregate outstanding Purchase Price of all Purchased Mortgage Loans subject to Transactions is greater than the aggregate Asset Value of such Purchased Mortgage Loans subject to Transactions (a “Margin Deficit”), and such Margin Deficit is greater than the Minimum Margin Threshold, then Buyer may by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Buyer cash in an amount at least equal to the Margin Deficit (such amount, a “Margin Payment”).
(b)If Buyer delivers a Margin Call to Seller on or prior to 10:00 a.m. (New York City time) on any Business Day, then Seller shall transfer the Margin Payment to Buyer or its designee no later than 5:30 p.m. (New York City time) on such Business Day. In the event Buyer delivers a Margin Call to Seller after 10:00 a.m. (New York City time) on any Business Day, Seller shall be required to transfer the Margin Payment no later than 2:00 p.m. (New York City time) on the following Business Day.
(c)Seller shall transfer any Margin Payment to the account of Buyer that is referenced in Section 10(a) of this Agreement.
(d)In the event that a Margin Deficit exists with respect to any Purchased Mortgage Loans, Buyer may retain any funds received by it to which the Seller would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) may be applied by Buyer against the Repurchase Price of any Purchased Mortgage Loan for which the related Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 7.
(e)The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions of this Agreement or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.
Section 8.Taxes.
(a)Any and all payments by Seller under or in respect of this Agreement or any other Facility Documents to which Seller is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If Seller shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Facility Documents to Buyer, (i) Seller shall make all such deductions and withholdings in respect of Taxes, (ii) Seller shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) if such Tax is a Non-Excluded Tax, then the sum payable by Seller shall be increased as may be necessary so that after Seller has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 8) Buyer receives an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b)In addition, Seller hereby agrees to pay to the relevant Governmental Authority in accordance with applicable Requirement of Law any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Facility Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Facility Document (collectively, “Other Taxes”).
(c)Seller hereby agrees to indemnify Buyer for, and to hold it harmless against, the full amount of (i) Non-Excluded Taxes and (ii) to the extent not otherwise described in (ii), Other Taxes (“Indemnified Taxes”), and the full amount of Indemnified Taxes imposed on amounts payable by Seller under this Section 8 imposed on or paid by Buyer and any liability (including penalties, additions to tax, interest and reasonable and documented expenses) arising therefrom or with respect thereto. The indemnity by Seller provided for in this Section 8(c) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally imposed or asserted. Amounts payable by Seller under the indemnity set forth in this Section 8(c) shall be paid within ten (10) days from the date on which Buyer makes written demand therefor.
(d)Buyer hereby agrees to indemnify Seller, within ten (10) days after demand therefor, for any Indemnified Taxes attributable to such Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Buyer by the Seller shall be conclusive absent manifest error.
(e)Within thirty (30) days after the date of any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 8, Seller (or any Person making such payment on behalf of Seller) shall furnish to Buyer for its own account a certified copy of the original official receipt evidencing payment thereof.
(f)For purposes of subsection (f) of this Section 8, the terms “United States” and “United States person” shall have the meanings specified in section 7701 of the Code. Each Buyer (including for avoidance of doubt any assignee, successor or participant) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Documents shall deliver to Seller, at the time or times reasonably requested by the Seller, such properly completed and executed documentation reasonably requested by the Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Buyer, if reasonably requested by the Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller as will enable the Seller to determine whether or not such Buyer is subject to backup withholding or information reporting requirements. Each Buyer shall deliver the following documentation:
(i)in the case of a Buyer that is not a United States person, or is a foreign disregarded entity for U.S. federal income tax purposes that is entitled to provide such form, a complete and executed (x) U.S. Internal Revenue Form W-8BEN or U.S. Internal Revenue Form W-8BEN-E in which Buyer claims the benefits of a tax treaty with the United States, if applicable, providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or
(ii)in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and, if applicable, a certificate substantially in the form of Exhibit D (a “Section 8

Certificate”) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or
(iii)in the case of a Buyer that is a United States person, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or
(iv)in the case of a Buyer that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN-E (or any successor forms thereto) and, if applicable, a Section 8 Certificate; or
(v)in the case of a Buyer that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) if applicable, a Section 8 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be provided by each such beneficial owner pursuant to this Section if such beneficial owner were Buyer; provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Buyer is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary; or
(vi)in the case of a Buyer that is disregarded for U.S. federal income tax purposes, the document that would be provided by its beneficial owner pursuant to this Section if such beneficial owner were Buyer; or
(vii)in the case of a Buyer that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) if applicable, a Section 8 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be provided by each such person pursuant to this Section if each such person were Buyer.
(g)For any period with respect to which Buyer has failed to provide Seller with the appropriate form, certificate or other document described in subsection (f) of this Section 8 (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided by Buyer, or (ii) if it is legally inadvisable or otherwise commercially disadvantageous for Buyer to deliver such form, certificate or other document), Buyer shall not be entitled to indemnification or additional amounts under subsection (a) or (c) of this Section 8 with respect to Non-Excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Buyer become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, Seller shall take such steps as Buyer shall reasonably request, to assist Buyer in recovering such Non-Excluded Taxes.
(h)Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 8 shall survive the termination of this Agreement. Nothing contained in this Section 8 shall require Buyer to make available any of its tax returns or any other information that it deems to be confidential or proprietary.
Section 9.Security Interest; Buyer’s Appointment as Attorney-in-Fact.
(a)Security Interest. On each Purchase Date, Seller hereby sells, assigns and conveys to Buyer all right, title and interest in the Purchased Mortgage Loans listed on the related Asset Schedule to the extent of its rights therein, although the parties intend that all Transactions hereunder be sales and purchases and not loans (in each case, other than for accounting and tax purposes), in the event any such Transactions are deemed to be loans, and in any event, Seller, to the extent of its rights therein, hereby pledges to Buyer as security for the performance of the Obligations and hereby grants, assigns and pledges to Buyer a first priority security interest in Seller’s rights, title and interest in:
(i)the Purchased Mortgage Loans, the Records related to the Purchased Mortgage Loans, all Servicing Rights related to the Purchased Mortgage Loans, all Agency Securities related to Pooled Mortgage Loans that are Purchased Mortgage Loans or right to receive any such Agency Security when issued to the extent backed by any of the Purchased Mortgage Loans, the Facility Documents (to the extent such Facility Documents and Seller’s rights thereunder relate to the Purchased Mortgage Loans), any related Take-out Commitments related to such Purchased Mortgage Loans, any right to payment under the Joint Securities Agreement, any Property relating to any Purchased Mortgage Loan or the related Mortgaged Property, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or any related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance, hazard insurance and FHA Mortgage Insurance Contracts (if any) and VA Loan Guaranty Agreements (if any), any Income relating to any Purchased Mortgage Loan, the Reserve Account, the Operating Account, each Servicing Agreement and any other contract rights, accounts (including any interest of Seller in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Purchased Mortgage Loans and any other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans and any proceeds and distributions and any other property, rights, title or interests as are specified on a Trust Receipt and Exception Report with respect to any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created in each case excluding any Take-out Commitments and to the extent Seller may not, pursuant to the provisions thereof, assign or transfer, or pledge or grant a security interest in, such Take-out Commitments without the consent of, or without violating its obligations to, the related Take-out Investor to such but only to the extent such provisions are not rendered ineffective against the Buyer under Article 9, Part 4 of the Uniform Commercial Code (collectively, the “Repurchase Assets”).

(ii)The foregoing paragraph (i) is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and transactions hereunder as defined under Section 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.
(iii)Upon the repurchase of any Purchased Mortgage Loan by the Seller or the sale of a Purchased Mortgage Loan to any third party and receipt by Buyer in each case of the related Repurchase Price, with respect to any eMortgage Loan, the Buyer shall initiate a Transfer of Location of the eNotes and Delegatee status with respect thereto as may be directed by Seller.
(b)Servicing Rights. Without limiting the generality of the foregoing and in the event that Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller grants, assigns and pledges to Buyer a first priority security interest in the Servicing Rights and proceeds related thereto and all of its contractual rights under the Servicing Agreement in respect of the servicing thereunder and in all instances, whether now owned or hereafter acquired, now existing or hereafter created, including all of Servicing Rights related to the Purchased Mortgage Loans. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.
(c)Financing Statements. Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets as Buyer, at its option, may deem reasonable and necessary to protect Buyer’s interest therein. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 9.
(d)Buyer’s Appointment as Attorney in Fact. Pursuant to a continuing Event of Default by Seller, Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s good faith and commercially reasonable discretion, for the purpose of carrying out the terms of this Agreement and to take any and all necessary action and to execute any and all documents and instruments which may be reasonably necessary to accomplish the purposes of this Agreement, in each case, subject to the terms of this Agreement. Without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller without assent by, Seller if an Event of Default shall have occurred and be continuing, to do the following:
(i)in the name of Seller or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Repurchase Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed necessary by Buyer for the purpose of collecting any and all such moneys due with respect to any Repurchase Assets whenever payable;
(ii)to pay or discharge taxes and Liens levied or placed on or threatened against the Repurchase Assets; and
(iii) (A) to direct any party liable for any payment under any Repurchase Assets to make payment of any and all moneys due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, any payment agent with respect to any Repurchase Asset; (B) to send “goodbye” letters on behalf of Seller and Servicer and Section 404 Notices; (C) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due at any time in respect of or arising out of any Repurchase Assets; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Repurchase Assets; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Repurchase Assets or any proceeds thereof and to enforce any other right in respect of any Repurchase Assets; (F) to defend any suit, action or proceeding brought against Seller with respect to any Repurchase Assets; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Buyer may deem necessary and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Repurchase Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Repurchase Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.
Seller hereby ratifies all that said attorneys shall lawfully do and cause to be done in compliance with this power of attorney. This power of attorney is a power coupled with an interest and shall be irrevocable. In addition the foregoing, Seller agrees to execute a Power of Attorney, the form of Exhibit F hereto, to be delivered on the date hereof. Seller and Buyer acknowledge that the Power of Attorney shall terminate on the Termination Date and satisfaction in full of the Obligations.
Seller also authorizes Buyer, if an Event of Default shall have occurred and is continuing, from time to time, to execute, in connection with any sale provided for in Section 16 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Repurchase Assets.
The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Repurchase Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
Section 10.Payment, Transfer And Remittance.
(a)Payments and Transfers of Funds. Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer: [***], not later than 3:00 p.m. New York City time, on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day). Seller acknowledges that it has no rights of withdrawal from the foregoing account.
(b)Remittance of Purchase Price. On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans shall be transferred to Buyer or its designee against the simultaneous transfer of the Purchase Price to the account (or accounts) designated by Seller to Buyer simultaneously with the delivery to Buyer of the Purchased Mortgage Loans relating to such Transaction.
(c)Operating Account. From time to time, Seller may provide funds to Buyer for deposit to a non-interest bearing account (the “Operating Account”). The Buyer shall have non-exclusive withdrawal rights from the Operating Account. Seller acknowledges that Buyer acts as Seller’s agent for the limited purpose of placing funds with the Buyer, and that funds held by Buyer as Seller’s agent are not a deposit account or other liability of Buyer. Buyer shall maintain records of Seller’s interest in the funds maintained in the Operating Account. Withdrawals may be paid by wire transfer or any other means chosen by Buyer from time to time in its sole discretion.
(d)Settlement Account. Disbursement Agent on behalf of Buyer has established the Settlement Account. Seller acknowledges that Buyer acts as Seller’s agent for the limited purpose of placing funds with the Disbursement Agent, and that funds held by Buyer as Seller’s agent are not a deposit account or other liability of Buyer. Buyer shall maintain records of Seller’s interest in the funds maintained in the Settlement Account.
Section 11.Hypothecation or Pledge of Purchased Mortgage Loans. Title to all Purchased Mortgage Loans and Repurchase Assets shall pass to Buyer on the Purchase Date and Buyer shall have free and unrestricted use of all Purchased Mortgage Loans and Repurchase Assets, subject to the terms of this Agreement. Buyer may engage in repurchase transactions with the Purchased Mortgage Loans or Repurchase Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Mortgage Loans or Repurchase Assets. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Mortgage Loans or Repurchase Assets delivered to Buyer by Seller.
Section 12.Fees. Seller shall pay to Buyer in immediately available funds, all amounts due and owing as set forth in Section 2 of the Pricing Side Letter.
Section 13.Representations. Seller represents and warrants to Buyer that as of the Purchase Date of any Purchased Mortgage Loans by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while this Agreement and any Transaction hereunder is in full force and effect:
(a)Acting as Principal. Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).
(b)Intellectual Property. Seller and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of Seller and its Subsidiaries, (a) the conduct and operations of the businesses of Seller and its Subsidiaries does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of Seller and its Subsidiaries in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)Solvency. Neither the Facility Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Purchased Mortgage Loans subject hereto is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors. Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) and the transfer and sale of the Purchased Mortgage Loans pursuant hereto (i) will not cause Seller to become insolvent, (ii) will not result in any property remaining with Seller to be unreasonably small capital with which to engage in its business, and (iii) will not result in debts that would be beyond Seller’s ability to pay as same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Mortgage Loans subject hereto.
(d)No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Mortgage Loans pursuant to this Agreement.
(e)Ability to Perform. Seller has the ability to perform each and every covenant contained in the Facility Documents to which it is a party on its part to be performed.
(f)Existence. Seller and each of its respective Subsidiaries: (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable; (b) has the power and authority and all governmental licenses, authorizations, permits, consents and approvals to (i) own its assets and carry on its business as now being or as proposed to be conducted and (ii) execute, deliver, and perform its obligations under the Facility Documents to which it is a party; (c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction in which the nature of the business conducted by it makes such qualification necessary other than as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (d) is in compliance with all Requirements of Law.
(g)Environmental Matters. Seller and each of its respective Subsidiaries are and have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all Permits required by any applicable Environmental Law.
(h)No Breach. Neither (a) the execution and delivery of the Facility Documents nor (b) the consummation of the transactions therein contemplated to be entered into by Seller in compliance with the terms and provisions thereof will conflict with or result in (i) a breach of the organizational documents of Seller, or (ii) a breach of any applicable law, rule or regulation that would reasonably be expected to have a Material Adverse Effect, or (iii) a breach of any order, writ, injunction or decree of any Governmental Authority that would reasonably be expected to have a Material Adverse Effect, or (iv) a breach of or default under another material agreement or instrument to which Seller is a party or by which Seller or any of its Property is bound or to which Seller is subject, or (v) the creation or imposition of any material Lien (except for the Liens created pursuant to the Facility Documents) upon any Property of Seller pursuant to the terms of any such agreement or instrument.
(i)Action. Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Facility Documents to which it is a party; the execution, delivery and performance by Seller of each of the Facility Documents to which it is a party have been duly authorized by all necessary corporate or other action on its part; and each Facility Document to which it is a party has been duly and validly executed and delivered by Seller.
(j)Approvals. No authorizations, approvals, exemptions or consents of, and no filings or registrations with, any Governmental Authority or any securities exchange are necessary for the execution, delivery or performance by Seller of the Facility Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to the Facility Documents.
(k)Enforceability. This Agreement and all of the other Facility Documents executed and delivered by Seller, as applicable, in connection herewith are legal, valid and binding obligations of Seller, as applicable, are enforceable against Seller, as applicable, in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.
(l)Indebtedness. Seller’s Indebtedness as of the date of this Agreement is as set forth on Schedule 3.
(m)Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of Seller or its Subsidiaries, threatened) against or involving Seller or its Subsidiaries, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. (a) There is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of Seller or its Subsidiaries, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of Seller or its Subsidiaries and (c) no such representative has sought certification or recognition with respect to any employee of Seller or its Subsidiaries.
(n)No Default. No Default or Event of Default has occurred and is continuing.
(o)Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or any of its Subsidiaries or affecting any of the Property of any of them before any federal or state court or before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Facility Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim in an aggregate amount greater than the greater of (x) $[***] and (y) [***]% of Seller’s Adjusted Tangible Net Worth, (iii) which, individually or in the aggregate, if not cured or if adversely determined, will have a Material Adverse Effect or constitute an Event of Default or (iv) relates to any violation of the Home Ownership and Equity Protection Act or any state, city or district high cost home mortgage or predatory lending law.
(p)Margin Regulations. The use of all funds acquired by Seller under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.
(q)Taxes. Seller has timely filed all tax returns that are required to be filed by it and has timely paid all Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. There are no Liens for Taxes, except for statutory Liens for Taxes not yet due and payable.
(r)Investment Company Act. Neither Seller nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
(s)Purchased Mortgage Loans.
(i)Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Mortgage Loan to Person other than Buyer or a Take-Out Investor.
(ii)Immediately prior to the sale of a Purchased Mortgage Loan to Buyer, Seller was the sole owner of such Purchased Mortgage Loan and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder.
(iii)The provisions of this Agreement are effective to either constitute a sale of the Repurchase Assets owned by Seller to Buyer or to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under any Repurchase Assets owned by Seller.
(t)Chief Executive Office/Jurisdiction of Organization. On the Effective Date, Seller’s chief executive office, is, and has been located at 585 South Blvd E, Pontiac, Michigan 48341. On the Effective Date, Seller’s jurisdiction of organization is Michigan.
(u)Location of Books and Records. The locations where Seller keeps its books and records, including all computer tapes and records related to the Repurchase Assets are its chief executive office and 6100 E. Paris Avenue, Caldonia, MI 49316.
(v)True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of Seller, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.
(w)ERISA.
(i)During the immediately preceding five (5) year period, (x) each Plan has complied in all material respects with the applicable provisions of the

Code and ERISA, (y) Seller and any ERISA Affiliate thereof has complied with its minimum funding requirements with respect to each Plan and Multiemployer Plan and (z) no Event of ERISA Termination has occurred resulting in any liability other than as would not reasonably be expected to have a Material Adverse Effect.
(ii)Seller is not currently or reasonably expects to be subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.
(iii)Seller provides medical or health benefits to former employees as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”) at no cost to the employer.
(iv)None of Seller or any Subsidiaries or any ERISA Affiliate thereof has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502(i) of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.
(v)The execution and delivery of, and performance under, the Loan Documents (including, without limitation, the Lender’s exercise of its rights and remedies under the Loan Documents) will not constitute or otherwise result in a nonexempt “prohibited transaction” (as define din Section 406 of ERISA and Section 4975 of the Code).
(x)Material Adverse Effect. Since the date set forth in the most recent financial statements supplied to Buyer, there has been no development or event nor, to Seller’s knowledge, any prospective development or event, which has had or will have a Material Adverse Effect.
(y)No Reliance. Seller has made its own independent decisions to enter into the Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.
(z)Plan Assets. Seller is not an employee benefit plan as defined in Section 3(3) of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, or an entity deemed to hold “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, and Seller is not acting on behalf of any of the foregoing. Seller is not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA.
(aa)Anti-Money Laundering Laws. Seller and each Subsidiary of Seller is in compliance with all U.S. laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order, any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of Seller and each Subsidiary of Seller.
(ab)Sanctions. Seller and each Subsidiary of Seller is in compliance in all material respects with all U.S. economic sanctions laws, the Executive Order, any other executive orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. None of Seller nor any Subsidiary of Seller (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Facility Document would be prohibited by U.S. law. Seller and each Subsidiary of Seller has instituted and will continue to maintain policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
(ac)Seller, and each Subsidiary of Seller is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) (“Anti-Corruption Laws”). None of Seller nor any Subsidiary of Seller, nor to the knowledge of Seller, any director, officer, agent, employee, or other person acting on behalf of Seller or any Subsidiary of Seller, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.
(ad)Brokers’ Fees; Transaction Fees. Except for fees payable to Buyer, neither Seller nor any of its Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.
(ae)Other Approvals. Seller is licensed as required in the state in which the related Mortgaged Property is located (to the extent such state has licensing requirements), with the facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Purchased Mortgage Loans, and no event has occurred, including but not limited to a change in insurance coverage, any notice of any fines, penalty charges or other regulatory action, which would make Seller unable to comply with applicable Government Agency eligibility requirements or relevant state licensing requirements which would require notification to any Government Agency or the related state regulatory authority.
(af)Agency Approvals. To the extent required by Requirements of Law and/or necessary to issue an Agency Security, Seller and Servicer is (i) an FHA Approved Mortgagee, (ii) a VA Approved Lender and approved by Ginnie Mae as an approved issuer, (iii) approved by Fannie Mae as an approved lender, (iv) approved by Freddie Mac as an approved seller/servicer, and (v) to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act (collectively, the “Agency Approvals”). In each such case, Seller is in good standing and Seller shall maintain all insurance requirements in accordance with the applicable Agency guidelines.
Section 14.Covenants Of Seller. On and as of the date of this Agreement and each Purchase Date and on each day until this Agreement is no longer in force, Seller covenants as follows:
(a)Preservation of Existence; Compliance with Law.
(i)Seller shall preserve and maintain its legal existence;
(ii)Seller shall (A) comply with all Requirements of Law (including, without limitation, all Environmental Laws) and (B) shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure;
(iii)Seller shall maintain in effect and enforce policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions;
(iv)Seller shall not permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 13(cc). None of Seller nor any Subsidiary of Seller, nor to the knowledge of Seller, any director, officer, agent, employee, or other person acting on behalf of Seller or any Subsidiary of Seller, will request or use the proceeds of Transaction, directly or indirectly, (A) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, Seller will not, directly or indirectly, use the proceeds of any Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions;
(v)Seller shall preserve and maintain all material rights, privileges, licenses, franchises, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Facility Documents and shall conduct its business strictly in accordance with applicable law;
(vi)Seller shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and
(vii)Subject to any confidentiality requirements, permit representatives of Buyer, upon reasonable prior written notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its regulatory compliance policies and procedures, business and affairs with its officers, all to the extent reasonably requested by Buyer.
(b)Taxes. Seller shall timely file all tax returns that are required to be filed by it and shall timely pay all Taxes due, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided.
(c)Notice of Proceedings or Adverse Change. Seller shall give notice to Buyer immediately after a Responsible Officer of Seller has any knowledge of:
(i)the occurrence of any Default or Event of Default;
(ii)any (1) payment default, material default or event of default under any Indebtedness of Seller exceeding the greater of (x) [***]% of Seller’s Adjusted Tangible Net Worth and (y) $[***], or (2) non-ordinary course investigation or regulatory action that is pending or threatened by or against Seller in any federal or state court or before any Governmental Authority, which, in the case of any such investigation or action, could reasonably be expected to have a Material Adverse Effect;
(iii)any claim, dispute, litigation, investigation, proceeding or suspension between Seller, and any Governmental Authority, Take-out Investor, third party loan purchaser or any other Person that would reasonably be expected to have a Material Adverse Effect; and
(iv)as soon as reasonably possible, notice of any of the following events:
(A)a material change in the insurance coverage of Seller, with a copy of evidence of same attached;
(B)any material change in accounting policies or financial reporting practices of Seller;
(C)any material change in the Indebtedness of Seller exceeding the greater of $[***] and [***]% of Seller’s shareholder equity in the aggregate, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto;
(D)promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Facility Document) on, or claim asserted against, any of the Repurchase Assets;
(E)as soon as practicable, but, in any case, no more than two (2) Business Days, after Seller has obtained knowledge of any fact that could reasonably be the basis of any Purchased Mortgage Loan Issue with respect to a Purchased Mortgage Loan, notice identifying the related Purchased Mortgage Loan with respect to which such Purchased Mortgage

Loan Issue exists and detailing the cause of such potential Purchased Mortgage Loan Issue;
(F) any material issue raised upon examination of Seller or Seller’s facilities by any Governmental Authority;
(G)any other event, circumstance or condition that has resulted or is reasonably expected to result in a Material Adverse Effect; or
(H)any Control Failure with respect to a Purchased Mortgage Loan that is an eMortgage Loan or any eNote Replacement Failure.
(v)Promptly, but no later than two (2) Business Days after Seller receives any of the same, deliver to Buyer a true, complete, and correct copy of any schedule, report, notice, or any other document received by Seller from any Person pursuant to, or in connection with, any of the Repurchase Assets to the extent that any of the foregoing will reasonably be expected to have a material impact on the fair market value of any of the Repurchase Assets; or
(vi)Promptly, but no later than two (2) Business Days after Seller receives notice of the same, any Purchased Mortgage Loan agreed to be the subject of a Take-out Commitment and delivered to a Take-out Investor (whole loan or securitization) under a Bailee Letter, and which was rejected for purchase by such Take-out Investor; provided, that such notice shall include an explanation as to why such Purchased Mortgage Loan was rejected for purchase by such Take-out Investor.
(d)Reporting. Seller shall furnish to Buyer the following:
(i)within the Reporting Period, the unaudited balance sheets of Seller as at the end of each calendar month, the unaudited balance sheets, related unaudited consolidated statements of income and retained earnings and of cash flows for the Seller, if applicable, for such month and the portion of the fiscal year through the end of such month, accompanied by the Officer’s Compliance Certificate, executed by a Responsible Officer of Seller, if applicable, which certificate shall state that said financial statements and schedules fairly present in all material respects the financial condition and results of operations of Seller, if applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end adjustments);
(ii)within ninety-five (95) days after the end of the Seller’s fiscal year, the audited balance sheets and the related statements of income for the Seller as at the end of such fiscal year, with such balance sheets and statements of income being audited if required by Buyer but in any event audited by a certified public accountant in accordance with GAAS, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present the financial condition and results of operations of Seller, if applicable, as at the end of, and for, such fiscal year in accordance with GAAS; provided, that if such opinion has a no “going concern” qualification, Seller shall promptly notify Buyer;
(iii)Within five (5) Business Days after any material amendment, modification or supplement has been entered into with respect to any Servicing

Agreement, a fully executed copy thereof, certified by Seller to be true, correct and complete;
(iv)as soon as available and in any event within the Reporting Period, a position report summarizing all Interest Rate Protection Agreements maintained by Seller;
(v)Within two (2) Business Days following written request of Buyer, the most current monthly servicing and remittance report of each Servicer with respect to the Purchased Mortgage Loans, in form and substance acceptable to Buyer;
(vi)To the extent permitted by Governmental Authority and, as soon as available, copies of relevant portions of all final written Fannie Mae, Freddie Mac, FHA, VA, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including, without limitation, notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards”, “grades”, or other classifications of the quality of Seller’s operations; and
(vii)On each Price Differential Payment Date, Seller shall flag any Mortgage Loan that became a Pooled Mortgage Loan in the prior calendar month.
(e)Visitation and Inspection Rights. Seller shall permit Buyer to inspect, and to discuss with Seller’s officers, agents and auditors, the affairs, finances, and accounts of Seller, the Repurchase Assets, OFAC sanctions scanning policies and procedures, including information relating to the method and frequency of scanning and the results of specific scans conducted on borrowers, anti-money laundering policies and procedures, and Seller’s books and records, and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data, in each case, (i) during normal business hours, (ii) upon reasonable notice (provided, that upon the occurrence of an Event of Default, no notice shall be required), and (iii) at the expense of Seller to discuss with Seller’s officers, its affairs, finances, and accounts, in all cases, subject to confidentiality requirements and the production of information which is easily accessible.
(f)Reimbursement of Expenses. Subject to Section 20, on the date of execution of this Agreement, Seller shall reimburse Buyer for all actual and documented reasonable expenses (including reasonable outside legal fees) incurred by Buyer on or prior to such date. From and after such date, Seller shall promptly reimburse Buyer for all actual and documented expenses as the same are incurred by Buyer upon receipt of invoices therefor.
(g)Government Agency Approvals; Servicing. Seller shall maintain, if applicable, its status with Fannie Mae as an approved lender and Freddie Mac as an approved seller/servicer, in each case in good standing. Should Seller, for any reason, cease to possess all such applicable Government Agency approvals, or should notification to the relevant Government Agency or to the Department of Housing and Urban Development, FHA or VA be required, Seller shall so notify Buyer immediately in writing. Notwithstanding the preceding sentence, Seller shall take all necessary action to maintain all of its applicable Government Agency approvals at all times during the term of this Agreement and each outstanding Transaction. Seller has adequate financial standing, has contracted for servicing facilities and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.
(h)[Reserved].
(i)True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller are and will be true and complete and will not, to the best of its knowledge, omit to disclose any material facts necessary to make the statements therein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Agreement, to the extent applicable, shall be prepared in accordance with GAAP, or in connection with Securities and Exchange Commission filings, if any, the appropriate Securities and Exchange Commission accounting requirements.
(j)ERISA Events.
(i)Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior twelve (12) months involve a payment of money by or a potential aggregate liability of Seller or any ERISA Affiliate thereof or any combination of such entities in excess of $[***], Seller shall give Buyer a written notice specifying the nature thereof, what action Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.
(ii)Promptly upon receipt thereof, Seller shall furnish to Buyer copies of (i) all notices received by Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of $[***]; and (iii) all funding waiver requests filed by Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $[***], and all communications received by Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.
(k)Financial Covenants. Seller shall comply with the financial covenants set forth in Section 3 of the Pricing Side Letter.
(l)Investment Company Act. Neither Seller nor any of its Subsidiaries shall be an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
(m)Insurance. The Seller shall continue to maintain, for Seller and its Subsidiaries, with responsible companies, at its own expense, the Required Insurance Policy, in each case, in a form acceptable to Buyer, with broad coverage on all officers, employees or other persons (if applicable, including, without limitation, employees or other person of the manager or the general partner who act on behalf of Seller in handling funds, money, documents or papers relating to the Purchased Mortgage Loans) (“Seller

Employees”) acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Purchased Mortgage Loans, with respect to any claims made in connection with all or any portion of the Purchased Mortgage Loans.  Any such Required Insurance Policy shall protect and insure the Seller against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Seller Employees, and such policies also shall protect and insure the Seller against losses in connection with the release or satisfaction of a Purchased Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Section requiring such Required Insurance Policy shall diminish or relieve the Seller from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such Required Insurance Policy shall be at least equal to the amount required by the applicable Government Agency.  Upon the request of the Buyer, the Seller shall cause to be delivered to the Buyer a certificate of insurance for such Required Insurance Policy and a statement from the insurer that such Required Insurance Policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Buyer. Seller shall name Buyer as a loss payee under any applicable Fidelity Insurance Policy and as a direct loss payee with right of action under any applicable Errors and Omissions Insurance Policy or Professional Liability Insurance Policy.
(n)Books and Records. Seller shall cause, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.
(o)Material Change in Business. Seller shall continue to engage in the same general lines of business as presently conducted by it on the date hereof.
(p)Limitation on Dividends and Distributions. Following the occurrence and during the continuation of an Event of Default or if an Event of Default would result therefrom, Seller shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Seller, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Seller, either directly or indirectly, whether in cash or property or in obligations of Seller or any of Seller’s consolidated Subsidiaries; provided, however, that Seller shall be permitted to make distributions to any shareholder or equity holder with respect to any federal, state or local taxes payable by such shareholder or equity holder in connection with its ownership of such equity interests in Seller, notwithstanding the occurrence and continuance of an Event of Default.
(q)Disposition of Assets; Liens. Seller shall not (i) cause any of the Repurchase Assets to be sold, pledged, assigned or transferred except in compliance with the applicable Facility Documents or (ii) create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than Liens in favor of Buyer.
(r)Limitation on Accounting Changes. Seller shall not make any material change in the accounting policies or financial reporting practices of Seller or its Subsidiaries, except to the extent such change is required by GAAP, consistently applied.

(s)ERISA Matters.
(i)Seller shall not permit any event or condition which is described in any of clauses (i) through (x) of the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior twelve (12) months, involves the payment of money by or an incurrence of liability of Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of $[***].
(ii)Seller shall not be an employee benefit plan as defined in Section 3(3) of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code or an entity deemed to hold “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, to engage in this Agreement or the Transactions hereunder and transactions by or with Seller are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.
(t)Consolidations, Mergers and Sales of Assets. Seller shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person.
(u)Facility Documents. Seller shall not permit the material or non-ordinary course amendment or modification of, the waiver of any event of default under, or the termination of any Facility Document without Buyer’s prior written consent. Seller shall not waive (or direct the waiver of) the performance by any party to any Facility Document of any action, if the failure to perform such action would adversely affect Seller or any Purchased Mortgage Loans in any material respect, or waive (or direct the waiver of) any default resulting from any action or inaction by any party thereto.
(v)Illegal Activities. Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.
(w)Transactions with Affiliates. Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, unless such transaction is (a) not otherwise prohibited in this Agreement, (b) in the ordinary course of Seller’s business, and (c) upon fair and reasonable terms materially no less favorable to Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided, for the avoidance of doubt, Seller may engage in the purchase and/or sale of mortgage Servicing Rights unrelated to any Purchased Mortgage Loans with an Affiliate.
(x)Reserve Account Replenishment. If the amount on deposit in the Reserve Account goes below the Reserve Account Threshold and Buyer notifies Seller of such deficit on or prior to 10:00 a.m. (New York City time) on any Business Day, then Seller shall transfer cash to the Reserve Account to satisfy the Reserve Account Threshold no later than 5:30 p.m. (New York City time) on such Business Day. In the event Buyer notifies Seller of such deficit after 10:00 a.m. (New York City time) on any Business Day, Seller shall be required to transfer cash to the Reserve Account to satisfy the Reserve Account Threshold no later than 2:00 p.m. (New York City time) on the following Business Day.

(y)Take-out Payments. With respect to each Committed Mortgage Loan, Seller shall cause all payments under the related Take-out Commitment shall be paid pursuant to the terms of the Joint Securities Agreement.
(z)Hedging. Seller has entered into Interest Rate Protection Agreements or other arrangements with respect to the Purchased Mortgage Loans, having terms with respect to protection against fluctuations in interest rates consistent with the terms of Seller’s hedging program and has notified Buyer of the terms of such Interest Rate Protection Agreements or other arrangements in writing.
(aa)DE Compare Ratio. Seller’s DE Compare Ratio is less than [***]%.
(ab)Agency Securities. With respect to any Mortgage Loans that are Pooled Mortgage Loans, Seller shall only designate Buyer or the agent under the Joint Securities Account Control Agreement as the party authorized to receive the related Agency Security and shall designate Buyer or the agent under the Joint Securities Account Control Agreement accordingly on the applicable Form HUD 11705 (Schedule of Subscribers).
(ac)Pooled Loans. With respect to any Mortgage Loans that are Pooled Mortgage Loans, Seller shall be deemed to make the representations and warranties listed on Schedule 1-B hereto. With respect to any Mortgage Loans that are Pooled Mortgage Loans, Seller shall deliver to Buyer copies of the relevant Pooling Documents (the originals of which shall have been delivered to the Agency) as Buyer may request from time to time and as required by the Custodial and Disbursement Agreement.
Section 15.Events Of Default. If any of the following events (each an “Event of Default”) occur followed by written notice of such occurrence by Buyer to Seller, Seller and Buyer shall have the rights set forth in Section 16, subject to any explicit cure right contained in this Section 15, as applicable:
(a)Payment Default. (i) Seller fails to make any payment of (A) Repurchase Price when due (other than Price Differential), whether by acceleration, mandatory repurchase (including following the occurrence of a Purchased Mortgage Loan Issue) or otherwise or (B) Price Differential or to cure any Margin Deficit when due, under the terms of the Facility Documents, or (ii) Seller fails to make any payment of any sum (other than Repurchase Price, Price Differential or Margin Deficit) when due under the terms of the Facility Documents within four (4) Business Days’ notice; provided, however, the parties agree that an Event of Default shall not occur under this Section 15(a) if the Event of Default is the result of (i) a failure caused by an error or omission of an administrative or operational nature, (ii) the funds or other property were available to the transferor to enable it to make the relevant delivery when due and (iii) the relevant delivery is made within one (1) Business Day following such failure; or
(b)Immediate Representation and Warranty Default. Any representation, warranty or certification made or deemed to be made by (i) Seller contained in any of Sections 13(c) (Solvency); (f)(a) (Existence); (k) (Enforceability); (p) (Margin Regulations); (w) (ERISA); (z) (Plan Assets); or (ff) (Agency Approvals), in each case, of this Agreement shall be determined by Buyer to have been untrue or misleading in any respect as of the time made or furnished; or
(c)Additional Representation and Warranty Defaults. Any representation or warranty made or deemed made herein or in any other Facility Document (and not identified in clause (b) of Section 15) by Seller shall have been untrue or misleading in any respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1-A and Schedule 1-B; unless (A) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made or (B) any such representations and warranties have been determined in good faith by Buyer in its sole discretion to be materially false or misleading on a regular basis), and if such default shall be capable of being remedied, such failure shall continue unremedied for more than five (5) Business Days; or
(d)Immediate Covenant Default. The failure of (i) Seller to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in any of Sections 14(a)(i) and (ii) (Preservation of Existence; Compliance with Law); (k) (Financial Covenants); (o) (Material Change in Business); (p) (Limitation on Dividends and Distributions); (q) (Disposition of Assets; Liens); (s) (ERISA Matters); (t) (Consolidations, Mergers and Sales of Assets); (v) (Illegal Activities); (w) (Transactions with Affiliates); or (x) (Reserve Account Replenishment), in each case, of this Agreement; provided that, solely with respect to the failure of the Seller to maintain the Reserve Account Threshold pursuant to Section 14(x), the parties agree that an Event of Default shall not occur under this Section 15(d) if the Event of Default is the result of (i) a failure caused by an error or omission of an administrative or operational nature, (ii) the funds necessary to satisfy the Reserve Account Threshold pursuant to Section 14(x) were available to be deposited into the Reserve Account when due and (iii) the relevant funds necessary to satisfy the Reserve Account Threshold pursuant to Section 14(x) were deposited into the Reserve Account within one (1) Business Day following such failure; or
(e)Additional Covenant Defaults. The failure of Seller to observe or perform any other covenant or agreement contained in the Facility Documents (and not identified in clause (d) of this Section 15), and if such default shall be capable of being remedied, such failure to observe or perform continues unremedied for more than five (5) Business Days; or
(f)Judgments. A judgment or judgments for the payment of money in excess of the greater of [***]% Seller’s shareholder equity and $[***] in the aggregate is rendered against Seller, in each case by one or more courts, administrative tribunals or other bodies having jurisdiction and the same is not satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof is not procured, within thirty (30) days from the date of entry thereof; or
(g)Cross-Default. Seller is in default beyond any applicable grace period under (i) any trading or lending agreement (which includes the Master Securities Forward Transaction Agreement) between Seller and Buyer or any Affiliates of Buyer or (ii) any other Indebtedness, financing, hedging, security or other agreement or contract of Seller in excess of the greater of (x) [***]% Seller’s shareholder equity and (y) $[***], which default involves the failure to pay a material matured obligation and permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such agreement or Indebtedness; or
(h)Insolvency Event. An Insolvency Event occurs with respect to Seller; or
(i)Enforceability. For any reason (i) Seller (or an Affiliate thereof) contests the validity, enforceability, perfection or priority of any Lien granted pursuant to the Facility Documents, (ii) any Person (other than Buyer) contests the validity, enforceability, perfection or priority of any Lien granted pursuant thereto and such contestation has not been dismissed within thirty (30) days, (iii) Seller, or any Affiliate seeks to disaffirm, terminate, limit, challenge, repudiate or reduce its obligations under any Facility Document or (iv) any Facility Document at any time fails to be in full force and effect in all material respects in accordance with its terms or shall not be enforceable in all material respects in accordance with its terms; or
(j)Liens. Seller grants, or suffers to exist, any Lien on any Repurchase Asset (except any Lien in favor of Buyer) or Buyer for any reason ceases to have a valid, first priority security interest in any of the Repurchase Assets; or
(k)Material Adverse Effect. A Material Adverse Effect occurs as determined by Buyer in its good faith and commercially reasonable discretion and such has had a material adverse effect on Seller’s ability to meet its financial obligations under this Agreement; or
(l)Change in Control. A Change in Control occurs without the prior written consent of Buyer; or
(m)Inability to Perform. Seller admits its inability to, or its intention not to, perform any of its obligations under the Facility Documents; or
(n)Failure to Transfer. Seller fails to transfer the Purchased Mortgage Loans to Buyer on or prior to the applicable Purchase Date (provided that Buyer has tendered the related Purchase Price) and such failure has an impact on the Purchase Price in an amount greater than or equal to $[***]; or
(o)Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under Governmental Authority takes any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller, or takes any action to displace the management of Seller or to curtail its authority in the conduct of the business of Seller, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller as an issuer, buyer or a seller of Mortgage Loans or securities backed thereby, and such action shall not have been discontinued or stayed within thirty (30) days; or
(p)Assignment. Any assignment or attempted assignment by Seller of this Agreement or any other Facility Document or any rights hereunder or thereunder without first obtaining the specific written consent of Buyer; or
(q)[Reserved].
(r)Financial Statements. Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Seller as a “going concern” or a reference of similar import; or
(s)Servicer Default. A Servicer Termination Event occurrs with respect to a Servicer and Seller fails to transfer the servicing of the Purchased Mortgage Loans to a successor servicer that is reasonably acceptable to Buyer within sixty (60) days of such Servicer Termination Event; or
(t)Failure to Repurchase. Seller fails to repurchase a Purchased Mortgage Loan that is no longer an Eligible Mortgage Loan within two (2) Business Days of notice from Buyer.

(u)(I) Seller engages in any nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), (II) the occurrence of an Event of ERISA Termination or (III) any other event or condition occurs or exists with respect to a Plan or a Multiemployer Plan; and, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect
Section 16.Remedies.
(a)If an Event of Default occurs, the following rights and remedies are available to Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing:
(i)At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of Seller), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).
(ii)If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,
(A)Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable, (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller hereunder, and (3) Seller shall immediately deliver to Buyer any Purchased Mortgage Loans subject to such Transactions then in Seller’s or Servicer’s possession or control, including Purchased Mortgage Loans; and
(B)to the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section.
(iii)Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain physical possession of all files of Seller relating to the Purchased Mortgage Loans and the Repurchase Assets and all documents relating to the Purchased Mortgage Loans which are then or may thereafter come in to the possession of Seller or any third party acting for Seller and Seller shall deliver to Buyer such assignments as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Seller contained in Facility Documents.

(iv)Upon the occurrence of an Event of Default, Buyer, or Buyer through its Affiliates or designees, may (A) immediately sell, without demand or further notice of any kind, at a public or private sale at such price or prices as Buyer may deem satisfactory any or all of the Purchased Mortgage Loans and Repurchase Assets or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Mortgage Loans and Repurchase Assets, to retain such Purchased Mortgage Loans and Repurchase Assets, and give Seller credit for such Purchased Mortgage Loans in an amount equal to the market value of the related Mortgage Loans (as determined and adjusted by Buyer in its sole discretion, giving such weight to the Market Value or outstanding principal balance of such Mortgage Loan as Buyer deems appropriate) against the aggregate unpaid Repurchase Price for such Purchased Mortgage Loans and Repurchase Assets and any other amounts owing by Seller under the Facility Documents. The proceeds of any disposition of Purchased Mortgage Loans and Repurchase Assets effected pursuant to the foregoing shall be applied as determined by Buyer.
(v)Seller shall be liable to Buyer for (A) the amount of all actual and reasonable expenses, including reasonable documented outside legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all actual and documented out of pocket costs incurred in connection with the Facility Documents, and (C) any other actual and documented loss, damage, out of pocket cost or reasonable expense arising or resulting from the occurrence of an Event of Default under this Agreement. Notwithstanding anything to the contrary herein, Seller will not be liable for punitive, consequential, or incidental damages. In addition, Buyer shall have the right to satisfy any Obligations with funds remaining in the Reserve Account.
(vi)Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under applicable law.
(b)Seller acknowledges and agrees that (A) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Mortgage Loans and Repurchase Assets, Buyer may establish the source therefor in its reasonable discretion and (B) all prices, bids and offers shall be determined together with accrued Income. Seller recognizes that it may not be possible to purchase or sell all of the Purchased Mortgage Loans and Repurchase Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Mortgage Loans and Repurchase Assets may not be liquid at such time. In view of the nature of the Purchased Mortgage Loans and Repurchase Assets, Seller agrees that liquidation of a Transaction or the Purchased Mortgage Loans and Repurchase Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Mortgage Loans and Repurchase Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Mortgage Loans or Repurchase Assets on the occurrence of an Event of Default or to liquidate all of the Purchased Mortgage Loans or Repurchase Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer. Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default and at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c)Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) it might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(d)Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder may be inadequate and Buyer shall be entitled to seek specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.
(e)Buyer shall have, in addition to its rights and remedies under the Facility Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Mortgage Loans and Repurchase Assets against all of Seller’s obligations to Buyer, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.
Section 17.Indemnification and Expenses.
(a)Seller agrees to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all actual liabilities, actual losses, damages, judgments, documented out of pocket costs and reasonable expenses of any kind (including reasonable fees of counsel, and Taxes relating to or arising in connection with the ownership of the Purchased Mortgage Loans, but excluding any Taxes otherwise expressly indemnified against, or excluded from indemnification, under in Section 8 of this Agreement) which may be imposed on, incurred by or asserted against such Indemnified Party in connection with a third party claim (collectively, “Costs”), relating to or arising out of this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Facility Document or any transaction contemplated hereby or thereby (including without limitation any such liabilities, losses, damages, judgments, costs and expenses arising from any acts or omissions of a Servicer), that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct (which gross negligence or willful misconduct is determined by a court of competent jurisdiction pursuant to a final judgment). Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Purchased Mortgage Loans, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct (which gross negligence or willful misconduct is determined by a court of competent jurisdiction pursuant to a final judgment). In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Mortgage Loans for any sum owing thereunder, or to enforce any provisions of any Purchased Mortgage Loans, Seller will save, indemnify and hold such Indemnified Party harmless from and against all actual expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s actual and documented out of pocket costs and reasonable expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its external counsel. Seller’s agreements in this Section 17 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans. Notwithstanding anything to the contrary in this Agreement, Seller and Buyer also agree not to assert any claim against the other or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
(b)Seller agrees to pay as and when billed by Buyer all of the out-of-pocket and documented costs and reasonable expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith. Seller agrees to pay as and when billed by Buyer all of the out-of-pocket and documented costs and reasonable expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation filing fees and all the reasonable fees, disbursements and expenses of outside counsel to Buyer which amount may be deducted from the Purchase Price paid for the first Transaction hereunder. Subject to the limitations set forth in Sections 20 and 31 hereof, Seller agrees to pay Buyer all the out-of-pocket due and documented diligence, inspection, testing and review costs and reasonable expenses incurred by Buyer with respect to Mortgage Loans submitted by Seller for purchase under this Agreement, including, but not limited to, those out-of-pocket and documented costs and reasonable expenses incurred by Buyer pursuant to Sections 16(b) and 20 hereof. Notwithstanding the foregoing, in no event shall the amounts incurred by Buyer on or prior to the Closing Date that are reimbursable by Seller pursuant to this Section 17(b) exceed $[***]; provided, however, that in the event there are extensive delays prior to the Closing Date, unanticipated issues arise or structural changes occur during the course of the negotiation of this Agreement or the Facility Documents, the parties agree to adjust the foregoing limitation as mutually determined by the parties in good faith.
(c)The obligations of Seller from time to time to pay the Repurchase Price, the Price Differential, and all other amounts due under this Agreement shall be full recourse obligations of Seller.

Section 18.Servicing.
(a)Seller, on Buyer’s behalf, shall service or contract with a Servicer to service the Purchased Mortgage Loans consistent with the degree of skill and care that such Servicer customarily requires with respect to similar Mortgage Loans owned or managed by such Servicer and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Requirements of Law, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities under the Servicing Agreement and (iii) not impair the rights of Buyer in any Purchased Mortgage Loan or any payment thereunder.
(b)Seller shall cause the Servicer to hold or cause to be held all escrow funds collected by Seller with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.
(c)Seller shall, or shall cause the Servicer and any interim servicer to, deposit all collections received by Seller or Servicer on account of the Purchased Mortgage Loans in accordance with the provisions of Section 5(a).
If any Mortgage Loan that is proposed to be sold on a Purchase Date is serviced or subserviced by a servicer other than Seller, or if the servicing of any Purchased Mortgage Loan is to be transferred from Seller to a Servicer other than Seller, Seller shall, prior to such Purchase Date or servicing transfer date, as applicable, (i) provide Buyer with the related Servicing Agreement pursuant to which such Servicer shall service such Mortgage Loans, which Servicing Agreement shall be reasonably acceptable to Buyer in all respects, (ii) obtain Buyer’s prior written consent to the use of such Servicer in the performance of such servicing duties and obligations, which consent may be withheld in Buyer’s sole and good faith discretion and (iii) provide Buyer with a fully executed servicer notice or letter agreement, executed by Buyer, Seller and such Servicer (each, a “Servicer Side Letter”), in form and substance reasonably acceptable to Buyer with respect to such Servicer. In no event shall Seller’s use of a subservicer relieve Seller of its obligations hereunder, and Seller shall remain liable under this Agreement as if Seller were servicing such Mortgage Loans directly. Seller hereby agrees and acknowledges, and shall use commercially reasonable efforts to cause any third-party subservicer to agree and acknowledge, that Buyer or its designees shall have the right to conduct examinations and audits of the Servicer upon reasonable prior written notice with respect to the servicing of the Purchased Mortgage Loans. Buyer shall also have the right to obtain copies of all Records and files of the Servicer relating to the Purchased Mortgage Loans, including all documents relating to the Purchased Mortgage Loans and the servicing thereof.
(d)Upon the occurrence and continuation of an Event of Default hereunder or a material default under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans upon advanced prior written notice under the Servicing Agreement without payment of any penalty or termination fee. Seller and the Servicer shall cooperate in transferring the servicing and all Records of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its good faith and commercially reasonable discretion.
(e)If Seller should discover that, for any reason whatsoever, Seller or any entity responsible by contract to Seller for managing or servicing any such Purchased Mortgage Loan has failed to perform fully Seller’s obligations under the Facility Documents or any of the obligations of such entities with respect to the Purchased

Mortgage Loans, Seller shall promptly notify Buyer and promptly remedy any non-compliance.
(f)The Seller’s rights and obligations to interim service the Purchased Mortgage Loans shall terminate on the twentieth (20th) day of each calendar month (and if such day is not a Business Day, the next succeeding Business Day), unless otherwise directed in writing by the Buyer prior to such date. For purposes of this provision, notice provided by electronic mail shall constitute written notice. For the avoidance of doubt, this Subsection 18(f) shall no longer apply to any Purchased Mortgage Loan that is repurchased in full by Seller in accordance with the provisions of this Agreement and therefore is no longer subject to a Transaction. Upon termination, the Seller shall transfer servicing, including, without limitation, delivery of all servicing files in Seller’s possession to the designee of the Buyer. The Seller’s delivery of servicing files shall be in accordance with Accepted Servicing Practices. The Seller and Servicer shall have no right to select a subservicer or successor servicer. After the servicing terminates and until the servicing transfer date, the Seller shall service the Purchased Mortgage Loans in accordance with the terms of this Agreement and for the benefit of the Buyer.
Section 19.Recording of Communications. Buyer and Seller shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions upon notice to the other party of such recording and such recordings may be retained upon the request of the Seller and used to resolve any good faith disputes between the parties.
Section 20.Due Diligence. Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Mortgage Loans, Seller, and, to the extent reasonably requested, each Servicer, including, without limitation, financial information, organization documents, business plans, purchase agreements and underwriting purchase models for each pool of Purchased Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, to review the servicing of the Purchased Mortgage Loans, or otherwise, and Seller agrees that (a) upon reasonable prior written notice to Seller, unless an Event of Default shall have occurred, in which case no notice is required, Buyer or its Authorized Representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of the Mortgage Files and any and all documents, records, agreements, instruments or information relating to such Purchased Mortgage Loans (the “Due Diligence Documents”) in the possession or under the control of Seller and/or the Custodian, or (b) upon request, Seller shall create and deliver to Buyer within three (3) Business Day of such request, an electronic copy via email to [***], in a format acceptable to Buyer, of such Due Diligence Documents as Buyer may request. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Purchased Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Purchased Mortgage Loans from Seller and enter into additional Transactions with respect to the Purchased Mortgage Loans based solely upon the information provided by Seller to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Mortgage Loans purchased in a Transaction, including, without limitation, ordering new credit reports and new appraisals on the related Mortgaged Properties with respect to the Mortgage Loans and otherwise re-generating the information used to originate such Mortgage Loan, which information may be used by Buyer to calculate Market Value. Buyer may underwrite such Purchased Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer or any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer with access to any documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s due diligence activities pursuant to this Section 20 (as evidenced in reasonably detailed report by Buyer).
Section 21.Assignability.
(a)The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement. Prior to the occurrence of an Event of Default, Buyer may, upon prior written consent from Seller, which consent shall not be unreasonably withheld, conditioned or delayed, from time to time assign all or a portion of its rights and obligations under this Agreement and the Facility Documents to any Person pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned; provided, that no such restrictions shall apply with respect to any assignment to any Affiliate of Buyer or to any Person if an Event of Default has occurred and is continuing. Upon such assignment, (a) such assignee shall be a party hereto and to each Facility Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Facility Documents. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller; provided that, prior to the occurrence of an Event of Default, such prospective assignee has executed a commercially reasonable non-disclosure agreement.
(b)Prior to the occurrence of an Event of Default, Buyer may, upon prior written consent from Seller, which consent shall not be unreasonably withheld, conditioned or delayed, sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement to any Person; provided, however, that (i) Buyer’s obligations under this Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Facility Documents except as provided in Section 8; provided that no such restrictions shall apply with respect to any sale to any Affiliate of Buyer or if an Event of Default has occurred and is continuing; and provided further that Buyer shall act as agent for all purchasers, assignees and point of contact for Seller pursuant to agency provisions to be agreed upon by Buyer, its intended purchasers and/or assignees and Seller. For the avoidance of doubt, upon the occurrence of an Event of Default, Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement to any Person without the prior written consent of Seller.
(c)Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 21, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Seller or any of its Subsidiaries or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of Seller or any of its Subsidiaries; provided that, prior to the occurrence of an Event of Default, such prospective assignee or participant has executed a commercially reasonable non-disclosure agreement.
(d)In the event Buyer assigns all or a portion of its rights and obligations under this Agreement, the parties hereto agree to negotiate in good faith an amendment to this Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.
Section 22.Transfer and Maintenance of Register.
(a)Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 22, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Agreement.
(b)Seller shall maintain a register (the “Register”) on which it shall record Buyer’s rights hereunder, and each Assignment and Acceptance and participation. The Register shall include the names and addresses of Buyer (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned or participated. Failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights. If Buyer sells a participation in its rights hereunder, it shall provide Seller, or maintain as agent of Seller, the information described in this paragraph and permit Seller to review such information as reasonably needed for Seller to comply with its obligations under this Agreement or under any applicable Requirement of Law.
Section 23.Tax Treatment. Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal taxes and all relevant state and local income and franchise taxes, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Mortgage Loans and that the Purchased Mortgage Loans are owned by Seller in the absence of a Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.
Section 24.Set-Off.
(a)In addition to any rights and remedies of Buyer hereunder and by law, following an Event of Default (subject to any applicable cure period or notice requirement) Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law to set-off and appropriate and apply against any obligation from Seller to Buyer or any Affiliate thereof any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller. Buyer agrees promptly to notify Seller in writing after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.
(b)Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amounts or deliver any property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if an Event of Default has occurred. For avoidance of doubt and not as a limitation, Buyer may set-off any amounts in the Reserve Account against any outstanding Obligations provided an Event of Default has occurred and is continuing, but may not set-off, transfer or withdraw any amounts from the Reserve Account unless an Event of Default has occurred and is continuing.
Section 25.Terminability. Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. The obligations of Seller under Section 17 hereof shall survive the termination of this Agreement.
Section 26.Notices And Other Communications. Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by facsimile) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Sections 3 and 4 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by facsimile or electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.
Section 27.Entire Agreement; Severability; Single Agreement.
(a)This Agreement and the Facility Documents collectively constitute the entire understanding between Buyer and Seller with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Mortgage Loans. By acceptance of this Agreement, Buyer and Seller acknowledges that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
(b)Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iii) to promptly provide notice to the other after any such set off or application.
Section 28.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING ITS STATUTE OF LIMITATIONS, BUT WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF OR ANY LAW OR PROCEDURAL RULE, INCLUDING ANY BORROWING STATUTE, THAT WOULD RESULT IN THE APPLICATION OF THE LAW OR PROCEDURAL RULE OF ANY OTHER JURISDICTION, INCLUDING BUT NOT LIMITED TO ANY STATUTE OR LIMITATIONS, OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.
Section 29.SUBMISSION TO JURISDICTION; WAIVERS. BUYER AND SELLER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY:
(a)SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;
(b)CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;
(c)AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED;
(d)AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND
(e)BUYER AND SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 30.No Waivers, etc. No failure on the part of Buyer to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.
Section 31.Netting. If Buyer and Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder,
(a)All amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Agreement shall be deemed to be a “netting contract” as defined in Section 4402.
(b)The payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows. In the event that either party (the “Defaulting Party”) shall fail to honor any payment obligation under this Agreement or any Transaction hereunder, the other party (the “Non-Defaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Non-Defaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.
Section 32.Confidentiality.
(a)Buyer and Seller each hereby acknowledges and agrees that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Facility Documents or the Transactions contemplated thereby or pursuant to the terms thereof, including, but not limited to, the name of, or identifying information with respect to Buyer, any pricing terms, or other nonpublic business or financial information (including, without limitation, any sub-limits, financial covenants, financial statements and performance data), the existence of this Agreement and the Transactions with Buyer (the “Confidential Information”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to disclose to its Affiliates and its and their employees, directors, officers, advisors (including legal counsel, accountants, and auditors), representatives and servicers, (ii) it is requested or required by governmental agencies, regulatory bodies or other legal, governmental or regulatory process, in which case the receiving party shall (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority or in cases where any governmental and/or regulatory authority has requested otherwise) provide prior written notice to the disclosing party to the extent not prohibited by the applicable law or regulation, (iii) any of the Confidential Information is in the public domain other than due to a breach of this covenant, (iv) disclosure to any approved hedge counterparty to the extent necessary to obtain any Interest Rate Protection Agreement or, (v) an Event of Default has occurred and Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Mortgage Loans or otherwise to enforce or exercise Buyer’s rights hereunder. Seller and Buyer shall be responsible for any breach of the terms of this Section 32(a) by any Person that it discloses Confidential Information to pursuant to clause (i) above. Buyer shall inform any party to whom it will disclose Confidential Information to pursuant to clause (iv) or (v) above of the confidential nature of such Confidential Information prior to such disclosure. Seller shall not, without the written consent of Buyer, make any communication, press release, public announcement or statement in any way connected to the existence or terms of this Agreement or the other Facility Documents or the Transactions contemplated hereby or thereby, except where such communication or announcement is required by law or regulation, in which event Seller will consult and cooperate with Buyer with respect to the wording of any such announcement. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment or tax structure of the Transactions, any fact relevant to understanding the federal, state and local tax treatment or tax structure of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment or tax structure; provided that the “tax treatment or “tax structure” shall be limited to any facts relevant to the U.S. federal, state or local tax treatment of any Transaction contemplated hereunder and specifically does not include any information relating to the identity of Buyer or any pricing terms hereunder. The provisions set forth in this Section 32(a) shall survive the termination of this Agreement for two (2) years.
(b)Notwithstanding anything in this Agreement to the contrary, both parties understand that Confidential Information disclosed hereunder may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable local, state and federal laws relating to privacy and data protection.  Both parties shall implement administrative, technical and physical safeguards and other security measures to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” (as defined in the GLB Act) of Buyer or any Affiliate of Buyer which Buyer holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Upon request, Seller will provide evidence reasonably satisfactory to allow Buyer to confirm that Seller has satisfied its obligations as required under this Section 32(b).  Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of Seller.  Each party shall notify the other party immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to Seller.  Each party shall provide such notice to the other party by personal delivery, by email with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual. The provisions set forth in this Section 32(b) shall survive the termination of this Agreement for as long as either party retains any “nonpublic personal information” disclosed hereunder.
Section 33.Intent.
(a)The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).
(b)Buyer’s right to liquidate the Repurchase Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction shall be considered a “margin payment” and “settlement payment” as such terms are defined in Bankruptcy Code Section 741(5).
(c)This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.
(d)Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.
(e)Each party agrees that it shall not challenge the characterization of this Agreement or any Transaction as a securities contract and master netting agreement under the Bankruptcy Code.
(f)Each party agrees that this Agreement and the Facility Documents and the Transactions entered into hereunder are part of an integrated, simultaneously-closing suite of financial contracts.
Section 34.Conflicts. In the event of any conflict between the terms of this Agreement and any other Facility Document, the documents shall control in the following order of priority: first, the terms of this Agreement shall prevail and, second, the terms of the Facility Documents shall prevail.
Section 35.Authorizations. Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Seller or Buyer under this Agreement.
Section 36.Miscellaneous.
(a)Counterparts.
(i)This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or facsimile. Documents executed, scanned and transmitted electronically, and electronic signatures, shall be deemed original signatures for purposes of this Agreement and any related documents and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement and any related document may be accepted, executed or agreed to through use of an electronic signature in accordance with applicable eCommerce Laws. Any document accepted, executed or agreed to in conformity with such eCommerce Laws, by one or both parties, will be binding on both parties the same as if it were physically executed. Each party consents to the commercially reasonable use of third party electronic signature capture service providers and record storage providers.
(ii)If any party executes this Agreement or any other related document via electronic signature, (i) such party's creation and maintenance of such party's electronic signature to this Agreement or related document and such party’s storage of its copy of the fully executed Agreement or related document will be in compliance with applicable eCommerce Laws to ensure admissibility of such electronic signature and related electronic records in a legal proceeding, (ii) such party has controls in place to ensure compliance with applicable eCommerce Laws, including, without limitation, §201 of ESIGN and §16 of UETA, regarding such party’s electronic signature to the Agreement or related document and the records, including electronic records, retained by such party will be stored to prevent unauthorized access to or unauthorized alteration of the electronic signature and associated records, and (iii) such party has controls and systems in place to provide necessary information, including, but not limited to, such party’s business practices and methods, for record keeping and audit trails, including audit trails regarding such party’s electronic signature to this Agreement or related documents and associated records.
(iii)If any party executes this Agreement or any other related document via electronic signature, such party will produce, upon request by any other party, such affidavits, certifications, records and information regarding the creation or maintenance of such party's electronic signature to this Agreement or any related document to ensure admissibility of such electronic signature and related electronic records in a legal proceeding.
(b)Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
(c)Acknowledgment. Seller hereby acknowledges that:
(i)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Facility Documents;
(ii)Buyer has no fiduciary relationship to Seller in connection with the Facility Documents;
(iii)no joint venture exists between Buyer and Seller as a result of the Facility Documents; and
(iv)it has made its own independent decisions to enter into the Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary and Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(d)Documents Mutually Drafted. Seller and Buyer agree that this Agreement and each other Facility Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.
Section 37.Recognition of the U.S. Special Resolution Regimes.
(a)In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the Facility Documents, and any interest and obligation in or under this Agreement and/or the Facility Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the Facility Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the Facility Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the Facility Documents were governed by the laws of the United States or a state of the United States.
Section 38.Effect of Benchmark Transition Event.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Buyer may amend, in good faith and in a commercially reasonable manner, this Agreement to replace Term SOFR with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after Buyer has provided such amendment to Seller without any further action or consent of Seller. No replacement of Term SOFR with a Benchmark Replacement pursuant to this Section 38 will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller.
(c)Notices; Standards for Decisions and Determinations. Buyer will promptly notify Seller of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Buyer pursuant to this Section 38 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest or demonstrable error and may be made in Buyer’s good faith and commercially reasonable discretion and without consent from Seller.

(d)Benchmark Unavailability Period. Upon Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, Seller may revoke any request for a proposed Transaction to be entered into during any Benchmark Unavailability Period.
Section 39.General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
(b)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;
(c)references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
(d)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;
(e)the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
(f)the term “include” or “including” shall mean without limitation by reason of enumeration;
(g)all times specified herein or in any other Facility Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and
(h)all references herein or in any Facility Document to “good faith” means good faith as defined in Section 5-102(7) of the UCC as in effect in the State of New York.

[THIS SPACE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

BUYER:

BANK OF MONTREAL

By: /s/ Michael Pryluck
Name: Michael Pryluck
Title: Managing Director

Address for Notices:
Bank of Montreal
c/o BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
[***]

With a copy to:

Bank of Montreal
c/o BMO Capital Markets Corp.
151 West 42nd Street
New York, New York 10036
Attn: Legal Department

Signature Page to Master Repurchase Agreement

SELLER:

UNITED WHOLESALE MORTGAGE, LLC

By: /s/ Timothy J. Forrester
Name: Timothy J. Forrester
Title: Executive Vice President and Chief Financial Officer

Address for Notices:

United Wholesale Mortgage, LLC
585 South Blvd E.
Pontiac, Michigan 48341
[***]
With a copy to:

United Wholesale Mortgage, LLC
585 South Blvd E.
Pontiac, Michigan 48341
Attn: Legal Department
Email: [***]

Signature Page to Master Repurchase Agreement